Exhibit 10.3

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BY AND AMONG

SYNERGETICS, INC., SYNERGETICS USA, INC.,
SYNERGETICS IP, INC.,
SYNERGETICS DELAWARE, INC.,
AND
SYNERGETICS DEVELOPMENT COMPANY, L.L.C.

AND

REGIONS BANK

December 16, 2014

i

	(h) Additional Documents	31
3.2.	Event of Default	32
3.3.	Material Adverse Effect	32
3.4.	Litigation	32
3.5.	Representations and Warranties	32
3.6.	Revolving Loan Available Amount	32
3.7.	Term Loan Available Amount	32
3.8.	CapEx Loan Available Amount	32

Section 4.	NOTES EVIDENCING LOANS	32
4.1.	Revolving Note	32
4.2.	Term Notes and CapEx Notes	32
4.3.	Statements	33

Section 5.	MANNER OF BORROWING	33
5.1.	Borrowing Procedures	33
5.2.	LIBOR Conversion Procedures	33
5.3.	Automatic Debit	34
5.4.	Discretionary Disbursements	34

Section 6.	SECURITY FOR THE OBLIGATIONS	34
6.1.	Security for Obligations	34
6.2.	Excluded Property; Other Collateral	35
6.3.	Possession and Transfer of Collateral	35
6.4.	Financing Statements	35
6.5.	Preservation of the Collateral	36
6.6.	Other Actions as to any and all Collateral	36
6.7.	Collateral in the Possession of a Warehouseman or Bailee	37
6.8.	Letter-of-Credit Rights	37
6.9.	Commercial Tort Claims	37
6.10.	Electronic Chattel Paper and Transferable Records	37
6.11.	Sterimedix Documents	38

Section 7.	REPRESENTATIONS AND WARRANTIES	38
7.1.	Borrower Organization and Name	39
7.2.	Authorization	39
7.3.	Validity and Binding Nature	39
7.4.	Consent; Absence of Breach	39
7.5.	Ownership of Properties; Liens	40
7.6.	Accounts, Equipment and Inventory	40
7.7.	Documents, Instruments and Chattel Paper	40
7.8.	Equity Ownership	40
7.9.	Intellectual Property	40
7.10.	Location of Collateral; Place of Business	41
7.11.	Financial Statements	41
7.12.	Litigation and Contingent Liabilities	41
7.13.	Event of Default	41
7.14.	Adverse Circumstances	42
7.15.	Environmental Laws and Hazardous Substances	42
7.16.	Solvency, etc	42
7.17.	ERISA Obligations	43

7.18.	Labor Relations	43
7.19.	Security Interest	43
7.20.	Prior Transactions	43
7.21.	Lending Relationship	43
7.22.	Business Loan	43
7.23.	Taxes	43
7.24.	Compliance with Regulation U	44
7.25.	Governmental Regulation	44
7.26.	Negative Pledges	44
7.27.	Complete Information	44
7.28.	Real Property	44
7.29.	Sterimedix Documents	44
7.30.	Burdensome Obligations	44
7.31.	Fiscal Periods	45
7.32.	Export Licenses and Compliance	45

Section 8.	AFFIRMATIVE COVENANTS	46
8.1.	Compliance with Bank Regulatory Requirements; Increased Costs	46
8.2.	Existence	46
8.3.	Compliance With Laws; OFAC	46
8.4.	Payment of Taxes and Liabilities	46
8.5.	Maintain Property	47
8.6.	Maintain Insurance	47
8.7.	ERISA Liabilities; Employee Plans	47
8.8.	Financial Statements	48
8.9.	Supplemental Financial Statements	49
8.10.	Projections	49
8.11.	Verification of Accounts and Notices to Account Debtors	49
8.12.	Covenant Compliance Certificate	49
8.13.	Intellectual Property Update	49
8.14.	Access to Officers and Auditors	49
8.15.	Borrowing Officer	49
8.16.	Obligors	49
8.17.	Other Information and Reports	50
8.18.	Collateral Records	50
8.19.	Intellectual Property	50
8.20.	Notice of Proceedings	50
8.21.	Notice of Event of Default or Material Adverse Effect	50
8.22.	Environmental Matters	50
8.23.	Further Assurances	51
8.24.	Post Closing Matters.	51
8.25.	Real Property	51
8.26.	Fiscal Periods	51
8.27.	Banking Relationship	51
8.28.	Tracing of Proceeds	51
8.29.	Material Domestic Subsidiaries.	52

Section 9.	NEGATIVE COVENANTS	52
9.1.	Debt	52
9.2.	Encumbrances	53
9.3.	Contingent Liabilities	53

9.4.	Investments	53
9.5.	Transfer; Merger; Sales	54
9.6.	Distributions	54
9.7.	Transactions with Affiliates	55
9.8.	Capital Structure; Capital Securities	55
9.9.	Unconditional Purchase Obligations	55
9.10.	Cancellation of Debt	55
9.11.	Inconsistent Agreements	55
9.12.	Use of Proceeds	55
9.13.	Business Activities; Change of Legal Status and Organizational Documents	56
9.14.	Sale and Leaseback Transactions	56
9.15.	New Subsidiaries	56

Section 10.	FINANCIAL COVENANTS	56
10.1.	Total Debt to EBITDA	56
10.2.	Fixed Charge Coverage	56

Section 11.	EVENTS OF DEFAULT	57
11.1.	Nonpayment of Obligations	57
11.2.	Misrepresentation	57
11.3.	Certain Covenants with no Grace Period	57
11.4.	Other Covenants with Grace Period	57
11.5.	Default under Loan Documents	57
11.6.	Default under Other Debt	57
11.7.	Other Material Obligations	57
11.8.	Equity Documents	58
11.9.	Bankruptcy, Insolvency, etc	58
11.10.	Judgments	58
11.11.	Collateral Impairment	58
11.12.	Guaranty	58
11.13.	Change in Control	58
11.14.	Liquidation or Dissolution	58
11.15.	Seizure of Assets	58
11.16.	Loan Documents; Security Interests	58

Section 12.	REMEDIES	59
12.1.	Possession and Assembly of Collateral	59
12.2.	Sale of Collateral	59
12.3.	Standards for Exercising Remedies	60
12.4.	UCC and Offset Rights	60
12.5.	Additional Remedies	61
12.6.	Attorney-in-Fact	62
12.7.	Power of Attorney	62
12.8.	No Marshaling	62
12.9.	Application of Proceeds	63
12.10.	No Waiver	63
12.11.	Letters of Credit	63
12.12.	Joint and Several	63

Section 13.	MISCELLANEOUS	64
13.1.	Obligations Absolute	64

13.2.	Entire Agreement	64
13.3.	Amendments; Waivers	65
13.4.	FORUM SELECTION AND CONSENT TO JURISDICTION	65
13.5.	WAIVER OF JURY TRIAL	65
13.6.	Assignability; Participations	66
13.7.	Confirmations	66
13.8.	Confidentiality	67
13.9.	Binding Effect	67
13.10.	Governing Law	67
13.11.	Enforceability	67
13.12.	Survival of Borrower Representations and Covenants	67
13.13.	Extensions of Bank’s Commitment	67
13.14.	Time of Essence	67
13.15.	Counterparts; Facsimile Signatures	68
13.16.	Notices	68
13.17.	Release of Claims Against Bank	68
13.18.	Costs, Fees and Expenses	69
13.19.	Indemnification	69
13.20.	Revival and Reinstatement of Obligations	70
13.21.	Course of Dealing	70
13.22.	Customer Identification - USA Patriot Act Notice	70
13.23.	Statutory Notice -- Oral Commitments	70
13.25.	Keepwell	71

v

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of December 16, 2014 (this “Agreement”), and is executed by and among Synergetics USA, Inc., a Delaware corporation, Synergetics, Inc., a Missouri corporation, Synergetics IP, Inc., a Delaware corporation, Synergetics Delaware, Inc., a Delaware corporation, and Synergetics Development Company, L.L.C., a Missouri limited liability company (individually and collectively, the “Borrower”), whose principal place of business is at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, and Regions Bank (the “Bank”).

R E C I T A L S:

A.           Synergetics USA, Inc., a Delaware corporation and Synergetics, Inc., a Missouri corporation and Bank, entered into a Credit and Security Agreement dated as of March 13, 2006 (as amended from time to time, the “Existing Loan Agreement”).

B.           Borrower and Bank have agreed to amend and restate the Existing Loan Agreement into this Agreement, and this Agreement is not a novation of the Existing Loan Agreement nor is it a release of any Lien granted by any Borrower or other Person in favor of the Bank.

C.           The Borrower desires to borrow additional funds and obtain other financial accommodations from the Bank.

D.           Pursuant to the Borrower’s request, the Bank is willing to lend additional funds and extend such additional financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

A G R E E M E N T S:

SECTION 1.           DEFINITIONS; OTHER PROVISIONS.

1.1.           Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account”, except as used in “account for”, shall mean a right to payment of a monetary obligation earned by performance for services rendered. The term includes health-care-insurance receivables. The term does not include (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” shall mean a person obligated on an account, chattel paper, or general intangible. The term does not include persons obligated to pay a negotiable instrument, even if the instrument constitutes part of chattel paper.

“Acquisition” shall mean the acquisition of (a) a controlling equity or other ownership interest in another Person, whether by purchase of Capital Securities or upon exercise of an option or warrant for, or conversion of securities into, such Capital Securities or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business (including a group, division or similar concept) conducted by such Person (the Persons described in clauses (a) and (b), being a “Target”).

“Advance” shall mean, an applicable, an advance of the Revolving Loan, an advance of the Term Loan or an advance of the CapEx Loan.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Applicable Margin” shall mean effective as of any date, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans that are Revolving Loans, a portion of the Term Loan or a portion of the CapEx Loan shall be the percentage set forth under the column “LIBOR Margin for Revolving Loans, Term Loan and CapEx Loan”, (ii) Prime Rate Loans that are Revolving Loan, a portion of the Term Loan or a portion of the CapEx Loan shall be the percentage set forth under the column “Prime Rate Margin for Revolving Loans, Term Loan and CapEx Loan”, (iii) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”, and (iv) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate”:

Level	Ratio of Total Debt to EBITDA	LIBOR Margin for Revolving Loans, Term Loan and CapEx Loan	Prime Rate Margin for Revolving Loan, Term Loan and CapEx Loan	L/C Fee Rate	Non-Use Fee Rate
I	Less than 1.00 to 1.00	1.75%	0.00%	1.75%	0.20%
II	greater than or equal to 1.00 to 1.00	2.00%	0.00%	2.00%	0.25%

The applicable LIBOR Margin, Prime Rate Margin, Non-Use Fee Rate, and L/C Fee Rate shall be adjusted, to the extent applicable, on the third (3rd) Business Day after the Borrower provides or is required to provide the annual and quarterly consolidated financial statements and other information pursuant to Section 8.8(a) or Section 8.8(b), as applicable, and the related Covenant Compliance Certificate. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrower fails to deliver such consolidated financial statements and Covenant Compliance Certificate in accordance with the provisions of Section 8.8(a) or Section 8.8(b), the LIBOR Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level II above plus (at Bank’s option) 2.0% beginning on the date such consolidated financial statements and Covenant Compliance Certificate were required to be delivered until the third (3rd) Business Day after such consolidated financial statements and Covenant Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level I until the date on which the consolidated financial statements and Covenant Compliance Certificate are delivered for the fiscal quarter ending January 31, 2015.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than, without duplication, (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within one hundred and twenty (120) days with another asset performing the same or a similar function, (b) the sale, lease or license of inventory in the ordinary course of business, (c) any other Dispositions in any fiscal year of which do not in the aggregate exceed $250,000, and (d) up to $2,000,000 of inventory associated with the “2013 E&O Reserve” on the Borrower’s balance sheet.

“Authorized Representative” shall mean any officer of the Borrower who is authorized to act on behalf of the Borrower under this Agreement pursuant to written board resolutions of the Borrower delivered by the Borrower to the Bank.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by any Obligor with the Bank or any Affiliate of the Bank concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligor to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to any Obligor by the Bank or any Affiliate of the Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Agent” has the meaning ascribed to such term in Section 1.5 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in St. Louis, Missouri.

“CapEx Interest Rate” shall mean the Borrower’s from time to time option of (A) the LIBOR Rate plus the Applicable Margin and (B) the Prime Rate plus the Applicable Margin.

“CapEx Loan” and “CapEx Loans” shall mean, collectively, each Advance, and the aggregate of all such Advances, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.3.

“CapEx Loan Commitment” shall mean an amount equal to One Million and 00/100 Dollars ($1,000,000.00).

“CapEx Loan Mandatory Prepayment” shall have the meaning set forth in Section 2.4.

“CapEx Loan Maturity Date” shall mean, with respect to each Advance of the CapEx Loan, the third (3rd) annual anniversary of the date of such Advance of the CapEx Loan.

“CapEx Note(s)” shall mean with respect to each Advance of the CapEx Loan, a capex term note and collectively, all such capex term notes, in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the applicable Advance of the CapEx Loan and maturing on the CapEx Loan Maturity Date with respect to an Advance of the CapEx Loan, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and as shown as property, plant and equipment on the consolidated balance sheet of Holdings and its Subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest, and in each case, all warrants and options therefor.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are required by GAAP to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other investments approved in writing by the Bank.

“Change in Control” shall mean the occurrence of any of the following events:

(a)           with respect to any Borrower (excluding Holdings), the merger or consolidation of a Borrower with or into another Person other than a merger or consolidation of a Borrower with and into Holdings or another Borrower (including Holdings), if a Borrower is the surviving entity;

(b)           with respect to Holdings, the merger or consolidation of Holdings with or into another Person;

(c)           with respect to any Domestic Subsidiary of Holdings, the merger or consolidation with or into another Person, other than with or into another Domestic Subsidiary of Holdings so long as a Borrower is the surviving entity;

(d)           with respect to any Foreign Subsidiary of Holdings, the merger or consolidation with or into another Person, other than with or into another Foreign Subsidiary of Holdings;

(e)           any Person or Group (as used in Regulation 13-D issued by the Securities and Exchange Commission) becomes the record or beneficial owner, directly or indirectly, on a fully diluted basis, of securities representing 25% or more of the voting power of Holding’s then outstanding securities having the power to vote or 25% or more of Holding’s then outstanding Capital Securities, or to acquire the power to elect a majority of the Board of Directors of Holdings;

(f)           with respect to any of the Borrowers (other than Holdings), Holdings ceases to own 100% of the Capital Securities of such other Borrower, on a fully diluted basis;

(g)           with respect to any Subsidiary of any Borrower, except for director qualifying shares for any Foreign Subsidiaries, Holdings ceases to own, directly or indirectly, 100% of the Capital Securities of such Subsidiary, on a fully diluted basis.

“Closing Date” shall mean the date on which Bank has received all the items set forth in Section 3 and Exhibit A each duly executed and dated as of such date (or such other date as shall be reasonably satisfactory to the Bank) in form and substance reasonably satisfactory to the Bank and all conditions precedent have been satisfied or waived in writing by the Bank, including payment of all fees and reasonable expenses owing to, or incurred by, Bank.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower or any Domestic Subsidiary, acknowledges the Liens of the Bank and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell or otherwise remove any Collateral stored or otherwise located thereon.

“Commitments” shall mean, collectively, all commitments by the Bank hereunder, including the Letter of Credit Commitment, the Revolving Loan Commitment, the Term Loan Commitment and the CapEx Commitment.

“Commodity Exchange Act” shall mean each “Commodity Exchange Act” shall mean Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of any Obligor and all such obligations and liabilities of such Obligor incurred pursuant to any agreement, undertaking or arrangement by which such Obligor: (a) guarantees, endorses, acts as a surety, or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments for deposit or collection in the ordinary course of business), including, without limitation, any Debt, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any Debt, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any Debt, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such Debt or obligation of the ability of such other Person to make payment of the Debt or obligation; or (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

“Covenant Compliance Certificate” shall mean a covenant compliance certificate in the form of Exhibit B attached hereto.

“Current Maturities of Long-Term Debt” shall mean for any period all required payments on long-term Debt payable during such period by Holdings and its Subsidiaries on a consolidated basis.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (including principal but excluding interest (to the extent not past due), fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations to pay the deferred purchase price of property or services; (c) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (d) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (e) the aggregate amount of all Capitalized Lease Obligations of such Person; (f) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (g) all Hedging Obligations of such Person if and to the extent treated as indebtedness under GAAP; (h) all Debt of any partnership of which such Person is a general partner; (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise; and (j) all monetary obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP, or an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person and shall not include any accrued but unpaid Earnout Payments.

“Default Rate” shall mean two percent (2.00%) above the otherwise applicable interest rate.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on consolidated financial statements of Holdings and its Subsidiaries and determined in accordance with GAAP.

“Disclosure Schedule” shall mean the disclosure schedule attached hereto showing exceptions to the representations and warranties contained herein which are reasonably acceptable to Bank.

“Distribution” shall mean (i) any cash dividend or payment, (ii) any acquisition or redemption of any outstanding stock, membership interests or other equity interest, or (iii) any retirement or prepayment of debt securities before their regularly scheduled maturity dates other than the Obligations.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary which is (a) directly owned by Holdings and/or another Subsidiary, and (b) organized under the laws of a State of the United States.

“Earnout Payments” shall mean any “earnout” or similar terms as defined in the applicable purchase agreement in connection with an Acquisition which in any case is in respect of a payment to the prior owners of the assets or Person purchased in such Acquisition for future performance of the applicable Target.

“EBITDA” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis, for any period, Net Income, plus to the extent deducted in determining Net Income, Depreciation, Interest Charges, federal, state, local and foreign income taxes paid in cash, and other non-cash non operating expense items, minus other non-cash non-operating income items. Notwithstanding the foregoing, the Borrower and the Bank agree that in calculating EBITDA, the expenses set forth on Schedule 1.1 attached hereto and incurred by the Borrower in connection with Sterimedix Acquisition may be “added” to EBITDA for the quarter(s) during which such expenses were expensed, which such expenses shall not exceed $250,000 in the aggregate.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of any Obligor described from time to time in the financial statements of Holdings and its Subsidiaries, and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by any Obligor or to which any Obligor is a party or may have any liability or by which any Obligor is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Excluded Hedging Obligation” shall mean, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any valid “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Hedging Obligations by other Obligors) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal. Notwithstanding anything herein to the contrary and for the avoidance of doubt, any guaranty of the Obligations and any grant of a Lien on and security interest in Collateral to secure the Obligations, to the extent provided or granted by any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined after giving effect to Section 13.25), shall in no event guaranty or secure any Excluded Hedging Obligations of such Guarantor.

“Excluded Property” shall mean, collectively, (i) any trademark applications filed in the United States Patent and Trademark Office (“PTO”) on the basis of the Borrower’s intent to use such trademark, unless and until a statement of use or amendment to allege use is filed in the PTO, whereupon such trademark shall automatically be deemed included in the Collateral, and (ii) the Capital Securities of any Foreign Subsidiary to the extent they exceed 65% of the total outstanding Capital Securities of such Foreign Subsidiary, (iii) any property which is subject to a Lien of the type described in Section 9.1(d) or Section 9.1(e) pursuant to documents which prohibit the applicable Obligor from granting any other Liens in such property, (iv) any Property leased by any Obligor (as lessee) under a lease to the extent such lease prohibits such Obligor from granting any Liens on such Property, (v) any payroll accounts, (vi) unless requested in writing to the Borrower by the Bank, any vehicles, and (vii) any rights under or with respect to any General Intangible, contract rights, license, permit or authorization to the extent any such General Intangible, contract rights, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a Lien over the rights of a grantor thereunder or which would render such rights invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”) to the extent any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9 406, 9 407, 9 408 or 9 409 of the UCC), provided that (A) the Proceeds of any Restricted Asset shall continue to be deemed to be “Collateral,” (B) this provision shall not limit the grant of any Lien on or assignment of any Restricted Asset to the extent that the UCC or any other applicable law provides that such grant of Lien or assignment is effective irrespective of any prohibitions to such grant provided in any Restricted Asset (or the underlying documents related thereto), and (C) any such rights that at any time ceases to satisfy the criteria for Restricted Assets (whether as a result of the applicable grantor obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise) shall become Collateral.

“Excluded Taxes” shall have the meaning set forth in Section 2.9(a) hereof.

“Existing Loan Agreement” is defined in the Recitals to this Agreement.

“Existing Loan Documents” shall mean the “Loan Documents” as such term is defined in the Existing Loan Agreement, and includes, without limitation, each document and agreement specified therein, any other existing document or agreement granting, or purporting to grant, in favor of the Bank, a Lien on any asset of any Borrower, any Obligor, any Guarantor or any other Person, and each certificate, note, pledge agreement, security agreement, assignment or other document or agreement executed in connection with the Existing Loan Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank. The Bank’s determination of such rate shall be binding and conclusive absent manifest error.

“Fixed Charges” shall mean the sum of (a) Current Maturities of Long Term Debt plus (b) Interest Charges plus (c) Distributions paid or made in cash by Holdings.

“Floating Lien” means that certain floating charge given by Sterimedix in favor of National Westminster Bank, PLC on all of Sterimedix’ personal property.

“Floating Lien Liabilities” means credit card exposure, foreign exchange exposure, daily settlement exposure and check clearing exposure with National Westminster Bank, PLC.

“Floating Lien Limit” means up to £500,000.00 in the aggregate outstanding at any time.

 “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim consolidated financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal yearend adjustments as required by GAAP.

“Governmental Authority” shall mean the federal government of the United States; the government of any foreign country that is recognized by the United States or is a member of the United Nations; any state of the United States; any local government or municipality within the territory or under the jurisdiction of any of the foregoing; any department, agency, division, or instrumentality of any of the foregoing; and any court, arbitrator, or board of arbitrators whose orders or judgments are enforceable by or within the territory of any of the foregoing.

“Guarantor” and “Guarantors” shall mean, respectively, each of and collectively any Person who may provide a Guaranty from time to time.

“Guaranty” or “Guaranties” shall mean any guaranty of all or any portion of the Obligations.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, including, without limitation, any “SWAP agreement” as defined in 11 U.S.C. Section 101.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Holdings” shall mean Synergetics USA, Inc., a Delaware corporation.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Period” shall mean successive one, two, three or six month periods, beginning and ending as provided in this Agreement.

“Interest Charges” shall mean, for any period, the sum of, in each case, without duplication: (a) all interest, charges and related expenses payable with respect to that period to a creditor in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.8 of this Agreement.

“Letter of Credit Application” shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Commitment” shall mean, at any time, an amount equal to One Million and 00/100 Dollars ($1,000,000.00).

“Letter of Credit Maturity Date” shall mean the Revolving Loan Maturity Date.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has fully reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.8, and (iv) the portion of any issued but expired, or otherwise returned to the Bank for cancellation, Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Liabilities” shall mean at all times all liabilities of Holdings or any of its Subsidiaries that would be shown as such on a balance sheet of any such Person prepared in accordance with GAAP.

“LIBOR” shall mean with respect to any Interest Period, that rate for deposits in U.S. Dollars for a period comparable to the term of such Interest Period which appears on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting service used by the Bank, in its sole discretion, at the time such rate is determined) as of 11:00 a. m., London, England time on the day (the “Pricing Date”) that is two LIBOR Business Days preceding the first day of such Interest Period (or if not so reported, then as determined by the Bank from another recognized source or from one or more interbank quotations, in the Bank’s sole discretion). The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Business Day” shall mean a Business Day that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate, of which at any time, the Borrower may identify no more than five (5) Advances of the Revolving Loan, the Term Loan, and the CapEx Loan which bear interest at the LIBOR Rate.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus the Applicable Margin, which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans, the Term Loans and CapEx Loans made by the Bank to the Borrower and all Letter of Credit Obligations under and pursuant to this Agreement.

“Loan Documents” shall mean this Agreement and each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof and Exhibit A attached hereto, and any and all such other instruments, documents, certificates and agreements from time to time executed and/or delivered by the Borrower, the Guarantor or any of their Subsidiaries or any other Obligor for the benefit of the Bank or its Affiliates pursuant to any of the foregoing, including, without limitation, all Bank Product Agreements, and all amendments, restatements, supplements, replacements and other modifications thereto.

“Master Letter of Credit Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement in the form being used by the Bank at such time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Holdings and its Subsidiaries, taken as a whole, to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any material portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against Holdings or its Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document except arising directly from the actions or omissions of the Bank, or (iv) the rights or remedies of the Bank under any Loan Document.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the direct costs, fees and expenses relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Permitted Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)           with respect to any issuance of Debt, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs, fees and expenses of such issuance (including up-front, underwriters’ and placement fees); and

(c)           with respect to any insurance payments or proceeds, or condemnation payment or proceeds, the aggregate cash proceeds received by the Borrower pursuant to such insurance payment or proceeds or condemnation payment or proceeds, net of the direct costs, fees and expenses relating thereto.

“Net Income” shall mean, with respect to Holdings and its Subsidiaries for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries for such period as determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.9(a) hereof.

“Non-Use Fee Rate” is defined in the definition of “Applicable Margin.”

“Note” and “Notes” shall mean, respectively, each of and collectively, the Revolving Note, the Term Notes and the CapEx Notes.

“Obligations” shall mean any and all obligations and liabilities of the Borrower and each other Obligor to the Bank whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, and however created, evidenced or arising, including, but not limited to, the Loans, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder or under the other Loan Documents, any fees, costs and expenses incurred by the Bank hereunder or under the other Loan Documents and any and all other liabilities and obligations of any Obligor to the Bank under this Agreement and any other Loan Document or any other agreement or document, including any reimbursement obligations of any Obligor in respect of Letters of Credit and surety bonds, all Hedging Obligations of any Obligor which are owed to the Bank or any Affiliate of the Bank, and all Bank Product Obligations of any Obligor, any and all sums advanced by Bank in order to preserve the Collateral or to perfect its security interest and Lien in the Collateral, in the event of any proceeding to enforce the collection of the Obligations, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Bank of its rights in the event of a default under any agreement between the Borrower and the Bank, together with reasonable attorneys’ fees and court costs, all in each case howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof. Notwithstanding the foregoing, the “Obligations” shall exclude and shall not be deemed to refer to any Excluded Hedging Obligations of a Person which is not an “eligible contract participant” under the Commodity Exchange Act.

“Obligor” shall mean Holdings, any Subsidiary of Holdings (including each Borrower), any accommodation endorser, any third party pledgor, or any other party liable with respect to the Obligations, or providing collateral security for any of the Obligations.

“Organizational Identification Number” shall mean, with respect to any Obligor, the organizational identification number (if any) assigned to such Obligor by the applicable governmental unit or agency of the jurisdiction of organization of such Obligor.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Paid in Full” shall mean (a) the indefeasible payment in full in cash and performance of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), (b) the termination of all Commitments, and (c) either (i) the cancellation and return to the Bank of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit at 105% of the aggregate undrawn face amount thereof in accordance with this Agreement.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP whether or not a Lien has been filed; (b) (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) in each case, for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of any Obligor or materially impair the use thereof in the operation of any Obligor business and, in each case, for which it maintains adequate reserves in accordance with GAAP, up to One Hundred Thousand Dollars ($100,000) in the aggregate for all Liens described in clauses (b)(i) and (b)(ii); (c) Liens described on section 9.2 of the Disclosure Schedule as of the Closing Date and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); (d) attachments, appeal bonds, judgments and other similar Liens to the extent such judgments or awards do not constitute an Event of Default under Section 11.10 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title not interfering in any material respect with the ordinary conduct of the business of any Obligor; (f) subject to the limitation set forth in Section 9.1(d), Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (g) subject to the limitation set forth in Section 9.1(e), Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; (h) Liens granted to the Bank hereunder and under the other Loan Documents; (i) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases permitted under this Agreement; (j) customary rights of set-off in favor of banks or other depository institutions existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower and not in violation of this Agreement (to the extent arising in the ordinary course of business and not in connection with any financing); (k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection submitted for deposit; or (l) the Floating Lien until February 28, 2015 if at all times the Floating Lien only secures the Floating Lien Liabilities and the Floating Lien Liabilities do not exceed the Floating Lien Limit, unless, on or before such date, the Floating Lien is limited in amount and scope in a manner reasonably satisfactory to the Lender.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that bear interest at the Prime Rate plus the Applicable Margin.

“Prime Rate” shall mean the greater of (A) the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time, and (B) the Federal Funds Rate plus 0.5%. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Proceeds Account” is defined in Section 2.4(c).

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” shall mean (a) the Bank and (b) any other Person that shall be an assignee of the Bank pursuant to Section 13.6.

“Regulatory Change” shall mean the introduction after the date hereof of, or any change after the date hereof in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office or compliance by the Bank or any Person controlling the Bank with any request or directive after the date hereof of any Governmental Authority, central bank or comparable agency. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented, for purposes of this Agreement.

“Revolving Interest Rate” shall mean the Borrower’s from time to time option of (A) the LIBOR Rate plus the Applicable Margin and (B) the Prime Rate plus the Applicable Margin.

“Revolving Loan” and “Revolving Loans” shall mean, collectively, each Advance, and the aggregate of all such Advances, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Available Amount” shall mean, at any time, an amount equal to the Revolving Loan Commitment minus the Letter of Credit Obligations.

“Revolving Loan Commitment” shall mean an amount equal to Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00).

“Revolving Loan Maturity Date” shall mean February 28, 2018.

“Revolving Note” shall mean a revolving note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“Solvent” shall mean as to any Person, (i) such Person not being “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (the UFTA) or Section 428.014 of the Missouri Revised Statutes, or any other applicable law, rule or regulation, (ii) such Person not having unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 428.024 of the Missouri Revised Statutes, or any other applicable law, rule or regulation, and (iii) such Person not being unable to pay such Person’s debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 428.024 of the Missouri Revised Statutes, or any other applicable law, rule or regulation.

“Specified Loan Party” shall mean any Obligor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 13.25).

“Sterimedix” shall mean Sterimedix Limited, a private limited company incorporated in England and Wales under Company Number 02453871.

“Sterimedix Acquisition” shall mean the acquisition by Synergetics Surgical EU Limited, a private limited company incorporated in England and Wales under Company Number 08531144 and a wholly owned indirect subsidiary of the Borrowers of 100% of the Capital Securities of Sterimedix.

“Sterimedix Documents” shall mean, collectively, the Share Purchase Agreement dated as of December 10, 2014 with respect to the acquisition by Synergetics Surgical EU Limited of 100% of the Capital Securities of Sterimedix, together with each document, agreement and certificate executed or delivered in connection therewith.

“Sterimedix Earnout Payments” shall mean any Earnout Payments payable in connection with the Sterimedix Acquisition.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Holdings.

 “Target” is defined in the definition of Acquisition.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Interest Rate” shall mean the Borrower’s from time to time option of (A) the LIBOR Rate plus the Applicable Margin and (B) the Prime Rate plus the Applicable Margin.

“Term Loan” and “Term Loans” shall mean, collectively, each Advance, and the aggregate of all such or Advances, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

“Term Loan Commitment” shall mean an amount equal to Thirteen Million and 00/100 Dollars ($13,000,000.00).

“Term Loan Mandatory Prepayment” shall have the meaning set forth in Section 2.4 hereof.

“Term Loan Maturity Date” shall mean, with respect to each Advance of the Term Loan, the fifth (5th) annual anniversary of the date of such Advance of the Term Loan.

“Term Note(s)” shall mean with respect to each Advance of the Term Loan, a term note, and collectively, all such term notes, in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the applicable Advance of the Term Loan and maturing on the Term Loan Maturity Date with respect to an Advance of the Term Loan, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“Total Debt” shall mean, with respect to Holdings and its Subsidiaries, on a consolidated basis, all Debt (excluding (i) Contingent Liabilities that are not in respect of Debt and (ii) Hedging Obligations but including Hedging Obligations as described in clause (g) of the description of Debt) as shown on the consolidated balance sheet of Holdings and its Subsidiaries, including, without limitation, the outstanding principal balance of the Obligations plus the outstanding balance of Capitalized Lease Obligations, in each case at the time of calculation.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Missouri from time to time.

“Unmatured Event of Default” shall mean any event the occurrence of which, with the giving of notice, the passage of time or both, would constitute an Event of Default, including any noncompliance with Section 10 hereof prior to the delivery of a Covenant Compliance Certificate.

“Voidable Transfer” shall have the meaning set forth in Section 13.20 hereof.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which the Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary (other than directors’ qualifying shares with respect to a Foreign Subsidiary).

1.2.           Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of Holdings and its Subsidiaries on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms (including related definitions) contained in this Agreement, the parties hereto agree to promptly enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Holdings and its Subsidiaries will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Holdings and its Subsidiaries will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by an Authorized Representative of the Borrower.

1.3.           Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4.           References to Borrower; Joint and Several. The word “Borrower” refers to Synergetics USA, Inc., a Delaware corporation, Synergetics, Inc., a Missouri corporation, Synergetics IP, Inc., a Delaware corporation, Synergetics Delaware, Inc., a Delaware corporation, and Synergetics Development Company, L.L.C., a Missouri limited liability company and any other Person that becomes a “Borrower” hereunder, separately and collectively, and their Obligations and liabilities under the Loan Documents are joint and several in all respects. The words “a Borrower”, “any Borrower”, “each Borrower” and “every Borrower” refer to each of them separately.

1.5.           Certificates of Borrower and Borrowing Officer; Advance Requests; Appointment of Borrowing Agent. To aid the daily administration of the Loan Agreement and Loan Documents, and to accommodate multiple Borrowers, each Borrower hereby appoints Synergetics USA, Inc., a Delaware corporation, as the “Borrowing Agent.” For so long as the Obligations remain outstanding or any commitment is in effect hereunder, each Borrower hereby covenants and agrees, and hereby grants to the Borrowing Agent an absolute and irrevocable power of attorney coupled with interest, and irrevocably designates, appoints, authorizes and directs the Borrowing Agent, on behalf of such Borrower, to (a) certify the consolidated financial statements of Borrower and Covenant Compliance Certificates, (b) make any other deliveries required to be delivered periodically hereunder to Bank, (c) request Loans and the issuance of Letters of Credit, and (d) otherwise take all other actions otherwise contemplated by this Section to act on behalf of Borrowers for purposes of giving and receiving notices and certifications under this Agreement or any other Loan Document. The Bank is entitled to rely and act on the instructions and all submissions of the Borrowing Agent without any inquiry as to authorization.

1.6.           No Novation.

(a)           This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement or the Existing Loan Documents, or discharge or release the “Obligations” under, and as defined in, the Existing Loan Agreement, or extinguish or affect the Lien or priority of Bank’s Lien in the Collateral or extinguish or affect any Existing Loan Document. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the Existing Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower, Obligor, or Guarantor, under the Existing Loan Agreement, any Existing Loan Document, this Agreement, or any other Loan Document. Each Existing Loan Document (as same may be modified in connection with the closing contemplated by this Agreement) to which each Person is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. For the avoidance of doubt, the 2008 Equipment Purchase Loan (as defined in the Existing Loan Agreement) by this Agreement is being amended and restated into the CapEx Loan, and the 2008 Term Loan (as defined in the Existing Loan Agreement) prior to the date hereof has been repaid in full.

(b)           Each Borrower hereby unconditionally reaffirms, covenants, represents, warrants, acknowledges and confirms that (i) such Borrower has no defenses to its obligations under the Existing Loan Agreement, the Existing Loan Documents, this Agreement and the other Loan Documents arising out of or relating to any facts or circumstances existing on or before the date hereof, known or unknown, to any Borrower, any Obligor, or any Guarantor, (ii) as of the date hereof, such Borrower has no claim against Bank arising from or in connection with the Existing Loan Agreement, the Existing Loan Documents, this Agreement or the other Loan Documents and any and all such claims are waived, released and discharged (the foregoing is not intended to waive any manifest errors in the Bank’s records with respect to the Obligations), (iii) each of the Existing Loan Documents (to the extent not replaced or amended and restated by the Loan Documents) and each of the Loan Documents is hereby reaffirmed without qualification and is and remains in full force and effect except that on and after the Closing Date all references in any such Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by and into this Agreement and therefore this Agreement, and constitutes the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except to the extent that the enforceability thereof against such Borrower may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, and (iv) the Liens granted by such Borrower in favor of the Bank under the Existing Loan Documents and the other Loan Documents secure all the Obligations, are perfected, continue in full force and effect, and have the same priority as before this Agreement, and each Borrower reaffirms each such Existing Loan Document and Loan Document, and each Borrower confirms and agrees that to the extent that any such Existing Loan Document and Loan Documents purports to grant, assign or pledge to the Bank a Lien on the Collateral as security for the Obligations, that such pledge, assignment and/or grant of the Lien is hereby ratified and confirmed in all respects, and such Borrower hereby reaffirms and grants a Lien in favor of the Bank on all such Collateral.

(c)           Each Capex Note amends and restates (and the Borrower expressly states that it does not constitute an extinguishment or novation of) that certain Second Amended and Restated 2008 Equipment Purchase Note dated September 30, 2013, executed by the Borrower and payable to the order of the Bank in the original principal amount of $1,000,000.00 (the “Prior Note”). No CapEx Note evidences or effects a refinancing of all or any portion of the 2008 Equipment Purchase Loan evidenced by the Prior Note, or a release or relinquishment (including, without limitation, the priority) of any or all of the Liens and security interests of the Bank in any of the Collateral. Borrower and Bank acknowledge and agree that as of the date of this Agreement, there are no outstanding amounts under the Prior Note.

(d)           AS A MATERIAL PART OF THE CONSIDERATION FOR BANK ENTERING INTO THIS AGREEMENT, EACH BORROWER FOR ITSELF AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, AND TRUSTEES (COLLECTIVELY “RELEASOR”) HEREBY FOREVER RELEASES, FOREVER WAIVES AND FOREVER DISCHARGES BANK AND EACH OF BANK’S PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, MANAGERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, ATTORNEYS, REPRESENTATIVES, PARENT CORPORATIONS, SUBSIDIARIES, AND AFFILIATES (HEREINAFTER ALL OF THE ABOVE COLLECTIVELY REFERRED TO AS “LENDER GROUP”), FROM ANY AND ALL CLAIMS, COUNTERCLAIMS, DEMANDS, DAMAGES, DEBTS, AGREEMENTS, COVENANTS, SUITS, CONTRACTS, OBLIGATIONS, LIABILITIES, ACCOUNTS, OFFSETS, RIGHTS, ACTIONS, AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY, WHETHER ARISING AT LAW OR IN EQUITY, AND WHETHER ARISING UNDER, ARISING IN CONNECTION WITH, OR ARISING FROM, THIS AGREEMENT, THE EXISTING LOAN AGREEMENT, THE EXISTING LOAN DOCUMENTS AND THE OTHER LOAN DOCUMENTS OR OTHERWISE, WHETHER KNOWN OR UNKNOWN, WHETHER LIABILITY BE DIRECT OR INDIRECT, LIQUIDATED OR UNLIQUIDATED, WHETHER ABSOLUTE OR CONTINGENT, FORESEEN OR UNFORESEEN, AND WHETHER OR NOT HERETOFORE ASSERTED, IN EACH CASE, TO THE EXTENT EXISTING, ACCRUED OR ARISING ON OR PRIOR TO THE DATE HEREOF, WHICH RELEASOR MAY HAVE OR CLAIM TO HAVE AGAINST ANY OF THE LENDER GROUP.

1.7.           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b)           Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(c)           The term “including” is not limiting, and means “including, without limitation”.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, replacements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)           To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

(g)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(h)           Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP. Unless otherwise expressly stated herein, all financial measurements (including, without limitation all associated components thereof and defined terms contained in this Agreement) contemplated hereunder shall be made and calculated for Holdings and its now existing or later acquired, created or organized Subsidiaries, if any, on a consolidated basis in accordance with GAAP, and in all cases, disregarding transactions among or between Holdings and its Subsidiaries or among or between Subsidiaries of Holdings.

(i)           All payments of the Obligations shall be in Dollars to such lending office of Bank in the United States as Bank may direct in writing from time to time.

SECTION 2.           COMMITMENT OF THE BANK; FEES.

2.1.           Revolving Loans.

(a)           Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the covenants, representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrowing Agent may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrowing Agent may from time to time request, provided, however, that the sum of the aggregate principal balance of all Revolving Loans outstanding (after giving effect to any requested but unadvanced Revolving Loans) at any time plus the Letter of Credit Obligations (after giving effect to any requested but unissued Letters of Credit) at any time shall not exceed the Revolving Loan Available Amount. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated or terminated as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purpose of re-financing existing Debt of the Borrowers, for Capital Expenditures, general corporate purposes, transaction expenses and working capital. Borrower will furnish Bank such documents and information as the Bank may reasonably require in connection with each request for an Advance of a Revolving Loan hereunder.

(b)           Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1, the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on January 1, 2015, and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)           Revolving Loan Principal Payments.

(i)           Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event that the sum of the aggregate outstanding principal balance of all Revolving Loans plus the Letter of Credit Obligations exceeds the Revolving Loan Available Amount, the Borrower shall, without notice or demand of any kind, immediately, make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess. Also, if an event described in Section 2.6(b) and Section 2.6(c) has occurred then each existing LIBOR Loan that is a Revolving Loan shall be converted to a Prime Loan on the last Business Day of the then existing Interest Period.

(ii)           Optional Prepayments. The Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever. The Borrower may from time to time prepay the Revolving Loans which are LIBOR Loans, in whole or in part, without any prepayment penalty whatsoever (except as otherwise set forth in this Agreement). Any such prepayment relating to Revolving Loans which are Prime Loans or LIBOR Loans shall be no less than One Hundred Thousand and 00/100 Dollars ($100,000.00) or whole multiples thereof.

2.2.           Term Loan.

(a)           Term Loan Commitment; Principal Repayments. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the covenants, representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make Advances of the Term Loan that equal in the aggregate the Term Loan Commitment; provided, however, that the aggregate amount of all Advances of the Term Loan shall not exceed the Term Loan Commitment. Borrower will furnish Bank such documents and information as the Bank may reasonably require in connection with each request for an Advance of a Term Loan hereunder, including an executed Term Note. Principal amounts repaid on the Term Loan may not be borrowed again. Advances of the Term Loan shall be available to the Borrower at such times as the Borrowing Agent may from time to time request in multiple Advances on such date(s) as the conditions set forth in Section 3 shall have been satisfied until the date that is the earlier of (a) the date on which the aggregate of such Advances equal the Term Loan Commitment or (b) until, but not including February 28, 2018. The Term Loan shall be used for the purpose of (A) refinancing the Revolving Loan made on December 4, 2014 in the amount of $2,500,000 the proceeds of which were used to fund a portion of the Sterimedix Acquisition purchase price plus up to an additional amount of $4,000,000 to reimburse the Borrower for use of cash in funding the Sterimedix Acquisition, (B) funding any Sterimedix Earnout Payments, provided, the amount of such advances to fund the Sterimedix Earnout Payments do not exceed in the aggregate $6,500,000, and (C) funding any other Acquisitions permitted hereby. Subject to the foregoing (including the terms and conditions of this Agreement), each Advance of the Term Loan shall be in amounts no less than $250,000, and no Advance of the Term Loan shall be made during the continuance of an Event of Default. Following an Advance on the Term Loan, the Borrower shall begin to repay each such Advance on the first day of the first calendar quarter following the day of such Advance, with each such Advance being repaid based on a 60 month amortization, together with accrued but unpaid interest thereon. Each Advance of the Term Loan may be prepaid in whole or in part at any time without penalty (except as otherwise set forth herein), but shall be due in full on the applicable Term Loan Maturity Date with respect to such Advance, unless the Term Loan is otherwise accelerated or terminated as provided in this Agreement.

(b)           Term Loan Interest and Payments. Except as otherwise provided in this Agreement, the principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate. Accrued and unpaid interest on that portion of the principal balance of the Term Loan outstanding from time to time which is a Prime Loan, shall be due and payable quarterly, in arrears, commencing on the first day of the first calendar quarter following the first Advance of the Term Loan, and continuing on the first day of each calendar quarter thereafter, and on the each applicable Term Loan Maturity Date with respect to an Advance of the Term Loan. Accrued and unpaid interest on those portions of the principal balance of the Term Loan outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on each applicable Term Loan Maturity Date with respect to an Advance of the Term Loan. Any amount of principal or interest on the Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate. Also, if an event described in Section 2.6(b) and Section 2.6(c) has occurred then each existing LIBOR Loan that is a Term Loan shall be converted to a Prime Loan on the last Business Day of the then existing Interest Period.

(c)           Term Loan Optional Prepayments. Provided that no Event of Default then exists under this Agreement or the Loans, the Borrower may voluntarily prepay the principal balance of the Term Loan, in whole or in part at any time on or after the date hereof, subject to the following conditions:

(i)           Not less than five (5) Business Days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date and with respect to which Advances of the Term Loan are being repaid; and

(ii)           Each such prepayment shall be in a minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) or whole multiples thereof. The Borrower shall pay to the Bank all accrued and unpaid interest on the Term Loan through the date of such prepayment on the principal balance being prepaid. Each prepayment of the Term Loan shall be applied to the scheduled installments in inverse order of maturity of the Advances of the Term Loan being repaid (excluding the final payment thereon).

2.3.           Capex Loans.

(a)           CapEx Loan Commitment; CapEx Loan Principal Repayments. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make Advances on the CapEx Loan that equal in the aggregate the CapEx Loan Commitment at such times as the Borrowing Agent may from time to time request until, but not including, February 28, 2018; provided, however, that the aggregate of all Advances of the CapEx Loan shall not exceed the CapEx Loan Commitment. No CapEx Loan shall exceed 80% of the capitalized cost of new machinery and equipment (excluding all soft costs) as evidenced by a written third party invoice with respect to the machinery and equipment being purchased with the proceeds of such CapEx Loan, as such invoices are approved by Bank in its reasonable discretion. Principal amounts repaid on the CapEx Note may not be borrowed again. No more than five (5) Advances under the CapEx Loan Commitment shall be requested by Borrower, no more than five (5) Advances under the CapEx Loan Commitment shall be made by the Bank and no Advance of the CapEx Loan shall be made during the continuance of an Event of Default. Following an Advance on the CapEx Loan, the Borrower shall begin to repay each Advance on the first day of the first calendar quarter following the day of such Advance, with each such Advance being repaid based on a 36 month amortization, and together with accrued but unpaid interest thereon. The CapEx Loan may be prepaid in whole or in part at any time without penalty (except as otherwise set forth herein), but shall be due in full on each applicable CapEx Loan Maturity Date with respect to such Advance of the CapEx Loan, unless the CapEx Loan is otherwise accelerated or terminated as provided in this Agreement. Borrower will furnish Bank such documents and information as the Bank may reasonably require in connection with each request for an Advance of the CapEx Loan hereunder including an executed CapEx Note.

(b)           CapEx Loan Interest and Payments. Except as otherwise provided in this Agreement, the principal amount of the Capex Loans outstanding from time to time shall bear interest at the applicable CapEx Interest Rate. Accrued and unpaid interest on that portion of the aggregate principal balance of the CapEx Loans outstanding from time to time which is a Prime Loan, shall be due and payable quarterly, in arrears, commencing on the first day of the first calendar quarter following the first Advance of the CapEx Loan, and continuing on the first day of each calendar quarter thereafter, and on each applicable CapEx Loan Maturity Date with respect to an Advance of the CapEx Loan. Accrued and unpaid interest on those portions of the principal balance of the CapEx Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on each applicable CapEx Loan Maturity Date with respect to an Advance of the CapEx Loan. Also, if an event described in Section 2.6(b) and Section 2.6(c) has occurred then each existing LIBOR Loan that is a CapEx Loan shall be converted to a Prime Loan on the last Business Day of the then existing Interest Period. From and after maturity, or after the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the CapEx Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(c)           CapEx Loan Prepayments. Provided that no Event of Default then exists, the Borrower may voluntarily prepay the principal balance of the CapEx Loans, in whole or in part, subject to the following conditions:

(i)           Not less than five (5) days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay the CapEx Loans, which notice shall be irrevocable and state the prepayment amount and the prepayment date and with respect to which Advances of the CapEx Loan are being repaid;

(ii)           The Borrower shall pay to the Bank all accrued and unpaid interest on the CapEx Loans through the date of such prepayment on the principal balance being prepaid. Each prepayment of the CapEx Loans shall be applied to the scheduled installments of the CapEx Loans in inverse order of maturity of the Advances of the CapEx Loan being repaid (excluding the final payment thereon).

2.4.           Mandatory Prepayments. The Borrower shall make a prepayment of the outstanding principal amount of the Term Loan (a “Term Loan Mandatory Prepayment”) until paid in full in cash and then to prepayments of the CapEx Loan (a “CapEx Loan Mandatory Prepayment) until paid in full in cash upon the occurrence of any of the following events, at the following times and in the following amounts. Each prepayment of the Term Loan shall be applied to the scheduled installments of the Term Loan (pro rata among all Advances of the Term Loan) in inverse order of maturity (excluding the final payment thereon) and thereafter the Borrower shall make a prepayment to the outstanding principal amount of the CapEx Loan until paid in full in inverse order of maturity pro rata among all Advances of the CapEx Loan (excluding the final payment thereon), and any remaining amounts shall be applied to the outstanding Revolving Loan without a reduction to the Revolving Loan Commitment.

(a)           Concurrently with the receipt by the Borrower or by any Subsidiary of any Net Cash Proceeds from all Asset Dispositions (other than any Asset Dispositions covered in clause (c) below), the Net Cash Proceeds of which are in excess of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate for all Asset Dispositions in any calendar year, in an amount equal to 100% of such Net Cash Proceeds.

(b)           Concurrently with the receipt by the Borrower or Holdings of any Net Cash Proceeds from any issuance of Debt (other than Debt permitted to be incurred under Section 9.1), Debt securities.

(c)           Unless an insurance company directly pays any contractor or subcontractor providing services in connection with an insured loss, all insurance or condemnation Net Cash Proceeds in excess of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) per claim shall be deposited in an interest bearing deposit account at the Bank in the name of the Borrower (the “Proceeds Account”) promptly upon receipt thereof by the Borrower or the Bank. Within 120 days after such receipt the Borrower may expend, or commit to expend, some or all of the funds in the Proceeds Account for rebuilding, repairing or replacing the property for which such insurance or condemnation Net Cash Proceeds were paid. All funds in the Proceeds Account that have not been committed to be so expended by the 120th day after receipt shall be distributed by the Bank and applied by it to reduce Term Loan until reduced to zero, and then to the CapEx Loan until reduced to zero and all funds remaining in the Proceeds Account upon completion of such rebuilding, repairing or replacement shall be distributed by the Bank and applied by it to reduce Term Loan until reduced to zero, then to the CapEx Loan until reduced to zero and then to the Revolving Loan until reduced to zero. If no Event of Default has occurred and is continuing, then all amounts remaining in the Proceeds Account after the Term Loan has been reduced to zero and then to the CapEx Loan until reduced to zero shall be promptly delivered to the Borrower by the Bank. The foregoing notwithstanding, the Bank shall have the right to debit the Proceeds Account in the amount of, and apply the debit amount to pay, any of the Obligations that are not paid when due as provided herein or at any time after the occurrence and during the continuation of an Event of Default. The Borrower hereby assigns and grants to the Bank a first priority Lien in any such Proceeds Account as security for payment and performance of the Obligations. Expenditures by the Borrower for such rebuilding, repairing or replacement in excess of the amount of the insurance or condemnation Net Cash Proceeds shall be deemed Capital Expenditures. The Bank is hereby authorized to participate in any proceeding for the condemnation or other taking of any of the Borrower’s property and the Borrower from time to time will deliver to the Bank all instruments reasonably requested by the Bank to permit such participation.

2.5.           Additional Loan Provisions. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than Non-Excluded Taxes and Excluded Taxes); or (c) impose on the Bank any other condition regarding the Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or any Person controlling the Bank of making or maintaining such Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, within thirty (30) Business Days after receipt of written notice thereof from the Bank, which notice shall set forth the Bank’s supporting calculations in reasonable detail, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Bank first made demand therefore.

2.6.           Additional LIBOR Loan Provisions.

(a)           LIBOR Loan Prepayments. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and the Borrower shall reimburse the Bank on demand for any resulting losses (other than any loss of anticipated profits) and expenses actually incurred by the Bank, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties, provided that the Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of manifest error. The amount of any such loss or expense payable by the Borrower to the Bank under this Section shall be determined by the Bank in the Bank’s commercially reasonable discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate. Any such determination by Bank under this Section 2.6(a) shall be conclusive, absent manifest error.

(b)           LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, in such event, each existing LIBOR Loan shall be converted to a Prime Loan on the last Business Day of the then existing Interest Period.

(c)           Regulatory Change. In addition, if a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, in such event, each existing LIBOR Loan shall be converted to a Prime Loan on the last Business Day of the then existing Interest Period.

(d)           LIBOR Indemnity. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation levied on the net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, within thirty (30) days of such demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Bank first made demand therefore.

2.7.           Interest and Fee Computation; Collection of Funds. All interest and fees hereunder and under the other Loan Documents shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed, provided, however interest on Prime Loans shall be calculated on the basis of a year consisting of 360. The calculation of interest and fees on this basis will result in a higher interest rate and fees than it would if it were calculated based upon a three hundred sixty-five (365) or three hundred and sixty-six (366) day period. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. All payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.8.           Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Bank of a Master Letter of Credit Agreement in form and substance acceptable to the Bank (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower and the acceptance by the Bank in its reasonable discretion of a Letter of Credit Application in the Bank’s customary form, the Bank agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance reasonably acceptable to the Bank, from time to time during the term of this Agreement, provided that (i) the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment, (ii) after giving effect to the requested issuance of such Letter of Credit, the sum of the outstanding Revolving Loans (after giving effect to any requested but unadvanced Revolving Loan) plus the Letter of Credit Obligations (after giving effect to any requested but unissued Letters of Credit) would not exceed the Revolving Loan Available Amount, and (iii) the expiry of any Letter of Credit may not be a date that is twelve months beyond the Letter of Credit Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank within one (1) Business Day after the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern. If any Letter of Credit shall have a stated expiry date beyond the Letter of Credit Maturity Date (to the extent otherwise permitted herein), then no later than ten (10) days prior to the Letter of Credit Maturity Date (including if such date is accelerated as provided herein), the Borrower shall provide cash collateral to the Bank of all then-outstanding Letters of Credit at 105% of the aggregate undrawn face amount thereof to be held by the Bank in accordance with this Agreement.

2.9.           Taxes.

(a)           Any and all payments by the Borrower under or in respect of this Agreement, any Note and/or any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of any Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Recipient, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) in the case of any Recipient, that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) such Recipient acquires such interest in the Loan or (B) such Recipient changes its lending office except in each case to the extent that amount with regards to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to provide such properly completed and executed documentation reasonably requested from the Borrower as will permit such payments to be made without withholding on it, exempted from withholding, or at a reduced rate of withholding, and (iv) any U.S. federal withholding Taxes imposed under FATCA (all such Taxes referenced in clauses (i) and (ii) of this sentence being “Excluded Taxes”). If any such non-excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable hereunder, then the Borrower shall be entitled to make such withholding and shall timely pay the full amount withheld to the relevant governmental authority and the amounts so payable by the Borrower shall be increased to the extent necessary to yield to the Recipient (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Recipient with respect to any Non-Excluded Taxes that are attributable to the Recipient’s failure to comply with the requirements of Section (c).

(b)           The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           At the request of the Borrower and at the Borrower’s sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any Governmental Authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

(e)           The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.10.           All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower, and shall be secured by Bank’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any other Obligor to secure such Loans.

2.11.           Letter of Credit Fees. The Borrower agrees to pay to the Bank a letter of credit fee for each Letter of Credit at a rate per annum equal to the L/C Fee Rate in effect from time to time of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fees shall be payable in arrears on the first day of each calendar quarter and on the Revolving Loan Maturity Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or returned to the Bank, or if earlier, the date the Bank has paid the beneficiary therein the full face amount of such Letter of Credit. In addition, with respect to each Letter of Credit, the Borrower agrees to pay to the Bank such fees and expenses as the Bank customarily requires in connection with the application, issuance, renewal, negotiation, processing and/or administration of letters of credit in similar situations or otherwise payable pursuant to the Master Letter of Credit Agreement.

2.12.           Closing Fee. On the Closing Date, the Borrower shall pay to the Bank a closing fee of Thirty Two Thousand Five Hundred and 00/100 Dollars ($32,500.00), which such fee shall be nonrefundable under any circumstances and fully earned upon payment and upon the execution by the Bank of this Agreement.

2.13.           Non-Utilization Fee. The Borrower agrees to pay to the Bank a non-utilization fee by applying the Non-Use Fee Rate in effect from time to time to the total of, for any period of calculation, (a) (i) the Revolving Loan Commitment plus (ii) the CapEx Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans plus (ii) the daily average of the aggregate principal amount of all CapEx Loans outstanding, plus (iii) the daily average of the aggregate amount of the Letter of Credit Obligations, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears commencing on January 1, 2015, and thereafter on the first day of each April, July, October and January and on the Revolving Loan Maturity Date.

SECTION 3.           CONDITIONS OF BORROWING. Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1.           Loan Documents. The Borrower shall have failed to deliver and, where required, execute, to the Bank any of the following Loan Documents, all of which must be reasonably satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)           Loan Agreement. This Agreement duly executed by the Borrower.

(b)           Revolving Note. A Revolving Note duly executed by the Borrower, in the form prepared by and acceptable to the Bank.

(c)           Term Note. A Term Note duly executed by the Borrower, in the form prepared by and acceptable to the Bank.

(d)           Master Letter of Credit Agreement. A Master Letter of Credit Agreement prepared by and acceptable to the Bank, duly executed by the Borrower in favor of the Bank.

(e)           Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name Holdings or any of its Subsidiaries, under their present names and any previous names, as debtors.

(f)           Organizational and Authorization Document. Copies of (i) the Articles of Organization (Certificate of Formation), Bylaws, and Operating Agreement, as applicable, of each Borrower; (ii) resolutions of the members or shareholders, as applicable, of each Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers and managers, as applicable, of each Borrower, executing any of the Loan Documents, each of which the applicable Borrower shall certify to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of formation of each Borrower and in each other state reasonably requested by the Bank.

(g)           Insurance. Evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Bank has been named as a lender’s loss payee.

(h)           Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall reasonably require, including, without limitation, those items listed on Exhibit A attached hereto.

3.2.           Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.3.           Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

3.4.           Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders which could reasonably have a Material Adverse Effect.

3.5.           Representations and Warranties. Any representation or warranty of the Borrower or any other Obligor contained herein or in any Loan Document shall be untrue or incorrect in any material respect (except (x) that if a qualifier relating to materiality or Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true, correct and complete in all respects as written, and (y) to the extent that such representations and warranties specifically as to financial statements, financial covenants or other representations that speak of a certain date, which shall remain true, correct and complete, as of the date made).

3.6.           Revolving Loan Available Amount. In the case of a Revolving Loan, the sum of the outstanding Revolving Loans (after giving effect to any requested but unadvanced Revolving Loan) plus the Letter of Credit Obligations (after giving effect to any requested but unissued Letters of Credit) would exceed the Revolving Loan Available Amount.

3.7.           Term Loan Available Amount. In the case of a Term Loan, the sum of the previously Advanced Term Loans (after giving effect to any requested but unadvanced Term Loan) would exceed the Term Loan Commitment.

3.8.           CapEx Loan Available Amount. In the case of a CapEx Loan, the sum of the previously Advanced CapEx Loans (after giving effect to any requested but unadvanced CapEx Loan) would exceed the CapEx Loan Commitment.

SECTION 4.           NOTES EVIDENCING LOANS.

4.1.           Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by the Revolving Note. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount advanced under the Revolving Loans, together with all interest accruing thereon.

4.2.           Term Notes and CapEx Notes. The Term Loan shall be evidenced by one or more Term Notes, and the CapEx Loan shall be evidenced by one or more CapEx Notes. At the time of the disbursement of an Advance of the Term Loan, an Advance of the CapEx Loan, or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Term Loan and CapEx Loan Advanced hereunder, (ii) any accrued and unpaid interest owing on the Term Loan and CapEx Loan, and (iii) all amounts repaid on the Term Loan and CapEx Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under any Term Note or any CapEx Note to repay the principal amount of the Term Loan and the CapEx Loan, together with all interest accruing thereon.

4.3.           Statements. Any statement sent by Bank to the Borrower shall be deemed correct, accurate and binding on the Borrower and an account stated (except for reversals and reapplications of payments as provided herein and corrections of errors discovered by Bank), unless the Borrower notifies Bank in writing to the contrary within 90 days after such statement is rendered. In the event a timely written notice of objections is given by the Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrower.

SECTION 5.           MANNER OF BORROWING.

5.1.           Borrowing Procedures. All requests for an Advance of a Revolving Loan, a Term Loan or a CapEx Loan must be submitted by an Authorized Representative of the Borrowing Agent. Each Revolving Loan, Term Loan and CapEx Loan may be Advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time, the Borrower may identify no more than five (5) outstanding at any one time, Revolving Loans, Term Loans and CapEx Loans which may be LIBOR Loans. Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from a properly Authorized Representative of the Borrowing Agent, whether or not that is in fact the case. Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor. The Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan. The final Interest Period for any LIBOR Loan must be such that its expiration occurs on or before the Revolving Maturity Date, the applicable Term Loan Maturity Date with respect to an Advance of the Term Loan or the applicable CapEx Loan Maturity Date with respect to an Advance of the CapEx Loan, as applicable. A request for a Prime Loan must be received by the Bank no later than 1:00 p.m. St. Louis, Missouri time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by the Bank no later than 11:00 a.m. St. Louis, Missouri time, three days before the day it is to be funded, and (ii) in an amount equal to at least One Hundred Thousand and 00/100 Dollars ($100,000.00) or any greater amount. The proceeds of each Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by an Authorized Representative of the Borrowing Agent and reasonably acceptable to the Bank. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

5.2.           LIBOR Conversion Procedures. Upon notice to the Bank as set forth herein, the Borrower may, subject to the terms and conditions of this Agreement, (a) elect, as of any Business Day, to convert any Prime Loan into a LIBOR Loan; or (b) elect, as provided below, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a new Interest Period, or to convert any such LIBOR Loan into a Prime Loan. Thereafter, each LIBOR Loan shall automatically renew for the Interest Period specified in the initial notice received by the Bank pursuant to Section 5.1, at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent notice received by the Bank, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Prime Loan. Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period. Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day. Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day. Upon receipt by the Bank of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a new Interest Period, or to convert any such LIBOR Loan to a Prime Loan. Such notice shall, in the case of a conversion to a Prime Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, and in the case of conversion to a LIBOR Loan having a different Interest Period, be given before 11:00 a.m., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion, specifying: (a) the proposed date of conversion; (b) the aggregate amount of Loans to be converted; (c) the type of Loans resulting from the proposed conversion; and (d) in the case of conversion to a LIBOR Loan, the duration of the requested Interest Period therefor. The Borrower may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period. Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 2.6(a).

5.3.           Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Bank, at the Bank’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower, or (b) make a Revolving Loan hereunder to pay the amount of any of the Obligations.

5.4.           Discretionary Disbursements. During the existence of an Event of Default, the Bank, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Bank.

SECTION 6.           SECURITY FOR THE OBLIGATIONS.

6.1.           Security for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby grant to the Bank, a continuing and unconditional first priority (subject to Permitted Liens described in clauses (b), (c), (f) and (g) of the definition of Permitted Liens) security interest and Lien in and to any and all property of the Borrower, of any kind or description, tangible or intangible, wherever located and whether now existing or hereafter arising or acquired, including, but not limited to, the following (all of which property, along with the products and proceeds therefrom, other than the Excluded Property, are individually and collectively referred to as the “Collateral”):

(a)           all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, Affiliate or Subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)           the property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, identified and set forth as follows:

(i)           All Accounts and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)           All Inventory, including, without limitation, raw materials, work-in-process and finished goods;

(iii)           All Goods (other than Inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)           All Software and computer programs;

(v)           All books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media,

(vi)           All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vii)           All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles and intellectual property rights, including patents, trademarks and copyrights, and all applications therefor, all contract rights, including all of the Borrower’s rights and remedies; and

(viii)           All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including, without limitation, all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

6.2.           Excluded Property; Other Collateral. Notwithstanding any provision contained in this Agreement or any other Loan Document to the contrary, the term “Collateral” shall not include any Excluded Property and no Lien is granted by the Borrower to the Bank in any Excluded Property. In addition, the Obligations are also secured by any stock pledge agreements, Guaranties, security agreements, control agreements, and collateral assignments to and for the benefit of the Bank which may be executed and delivered to the Bank from time to time.

6.3.           Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession and use of the Collateral (other than Instruments, Documents, Tangible Chattel Paper, and Investment Property (excluding Capital Securities of any Subsidiary of Holdings) consisting of certificated securities, and other Collateral required to be delivered to the Bank pursuant to this Section 6, with an individual value in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) individually or Two Hundred Thousand and 00/100 Dollars ($200,000.00) in the aggregate for all such Instruments, Documents, Tangible Chattel Paper, and Investment Property, and other Collateral required to be delivered to the Bank pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations.

6.4.           Financing Statements. The Borrower shall, at the Bank’s request, at any time and from time to time execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank reasonably deems necessary in order to establish and maintain valid, attached and perfected first priority (subject to Permitted Liens described in clauses (b), (c), (f) and (g) of the definition of Permitted Liens) security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Bank promptly upon request. The Borrower further ratifies and affirms its prior written authorization for any financing statements and/or amendments thereto, filed by the Bank in any jurisdiction prior to the date of this Agreement. The Borrower further ratifies and affirms any financing statements and/or amendments thereto, filed by the Bank in any jurisdiction prior to the date of this Agreement or on or after the date of this Agreement, in each case naming the Borrower as debtor, the Bank as secured party, and describing the collateral thereunder as “all assets” or any similar designation. In addition, the Borrower shall use its best efforts to make appropriate entries on its books and records disclosing the Bank’s security interests in the Collateral.

6.5.           Preservation of the Collateral. The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate in its commercially reasonable judgment to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Bank’s status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including, without limitation, acts of God, terrorism, strike, war, insurrection, riot or governmental actions. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.6.           Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority (subject to Permitted Liens described in clauses (b), (c), (f) and (g) of the definition of Permitted Liens) of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral, including, without limitation, (a) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral, if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) using commercially reasonable efforts to obtain governmental and other third party consents and approvals, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (d) except with respect to sales offices with immaterial amounts of office equipment, obtaining waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Bank, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral as provided under Section 13.19 of this Agreement.

6.7.           Collateral in the Possession of a Warehouseman or Bailee. Subject to Section 8.24, if any of the Collateral, at any time is in the possession of a warehouseman or bailee or at a leased location in excess of $200,000 per location or $400,000 in the aggregate for all locations, the Borrower shall promptly notify the Bank thereof, and shall promptly obtain a Collateral Access Agreement unless waived in writing by Bank. Subject to Section 8.24, the Bank agrees with the Borrower that the Bank shall not give any such instructions under any Collateral Access Agreement unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

6.8.           Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower in an amount in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate for all such letters of credit, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.9.           Commercial Tort Claims. If the Borrower shall at any time hold or acquire a Commercial Tort Claim in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate for all such Commercial Tort Claims, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Bank, and shall execute any amendments hereto deemed reasonably necessary by the Bank to perfect its security interest in such Commercial Tort Claim.

6.10.           Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, in either case in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate for all such electronic chattel paper, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures reasonably satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

6.11.           Sterimedix Documents. The Borrower shall fully perform and cause each other Obligor to fully perform all of their obligations under the Sterimedix Documents as they deem appropriate in their reasonable business judgment, and will enforce all of their rights and remedies thereunder as they deem appropriate in their reasonable business judgment; provided, however, that neither the Borrower nor any other Obligor will take any action or fail to take any action which would result in a waiver or other loss of any material right or remedy of the Borrower or any other Obligor thereunder without the prior written consent of the Bank (which consent shall not be unreasonably withheld). Neither the Borrower nor any other Obligor will, without the Bank’s prior written consent (which consent shall not be unreasonably withheld), modify, amend, supplement, compromise, satisfy, release or discharge any material provision of the Sterimedix Documents, or any Person liable thereunder. The Borrower shall notify the Bank in writing promptly, but in any event within five (5) days after a Responsible Officer becomes aware, of any event or fact which could give rise to a material claim by it under the Sterimedix Documents to the extent such claim or claims in the aggregate exceed One Hundred Thousand and 00/100 Dollars ($100,000.00), and will and will cause each other Obligor to diligently pursue such right and report to the Bank on all further developments with respect thereto. If an Event of Default has occurred and is continuing, then the Bank may directly enforce such right in its own or the Borrower’s or such other Obligor’s name and may enter into such settlements or other agreements with respect thereto as the Bank reasonably determines. Notwithstanding the foregoing, the Borrower and the other Obligors will at all times remain liable to observe and perform all of their duties and obligations under the Sterimedix Documents, and the Bank’s exercise of any of its rights with respect to the Collateral will not release the Borrower from any of such duties or obligations. The Bank is not obligated to (i) perform or fulfill any of the Borrower’s duties or obligations under the Sterimedix Documents, (ii) make any payment under the Sterimedix Documents, (iii) make any inquiry as to the sufficiency of any payment or property received by it under the Sterimedix Documents or the sufficiency of performance by any party under the Sterimedix Documents, or (iv) present or file any claim, or take any action to collect or enforce any performance or payment of any amounts, or delivery of any property. The Bank does not assume and hereby disclaims any obligations of the Borrower or any other Obligor under the Sterimedix Documents. During the occurrence and during the continuation of any Event of Default, the Borrower hereby irrevocably authorizes and empowers the Bank, in the Bank’s sole discretion, to assert, either directly or on behalf of the Borrower and each other Obligor, any claims the Borrower may then or thereafter have under the Sterimedix Documents, to receive and collect any and all damages, awards and other monies resulting therefrom, and to apply the proceeds therefrom on account of the Obligations, whether or not then due, in accordance with the terms of this Agreement. To facilitate the foregoing, the Borrower hereby irrevocably makes, constitutes and appoints the Bank as its true and lawful attorney-in-fact during the existence of an Event of Default for the express purpose of enabling the Bank to assert and collect such claims and to apply such monies in the manner hereinabove set forth. This power of attorney is coupled with an interest and is irrevocable by the Borrower.

SECTION 7.           REPRESENTATIONS AND WARRANTIES. To induce the Bank to make the Loans, on each day until the Obligations are Paid in Full, the Borrower makes the following representations and warranties to the Bank (subject to the items disclosed in the Disclosure Schedule), each of which shall survive the execution and delivery of this Agreement:

7.1.           Borrower Organization and Name. Each Borrower is duly organized and existing in good standing under the laws of the State of its organization and is duly qualified to do business and is in good standing in every State where the nature or extent of its business or properties require it to be qualified to do business, except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Obligor has the power and authority to own its properties and carry on its business as now being conducted. With respect to each Borrower, the following information is fully, accurately and completely set forth on section 7.1 to the Disclosure Schedule: (i) the full and exact legal name of each Borrower; (ii) State of organization/ formation of such Borrower; (iii) the tax identification number (FEIN) of each Borrower; and (iv) as of the date of this Agreement, each state in which such Borrower is qualified to do business. No Borrower has been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business or conducted business under any other name or trade name, in each case since January 1, 2008, except as set forth in section 7.1 to the Disclosure Schedule.

7.2.           Authorization. Each Obligor has or had the full right, power and authority to enter into this Agreement, the other Loan Documents to which it is a party, to (in the case of the Borrower) make the borrowings and to execute and deliver this Agreement, the other Loan Documents as provided herein and therein and to perform all of its duties and obligations under this Agreement, the other Loan Documents to which it is a party. The execution and delivery of this Agreement, the other Loan Documents to which an Obligor is a party will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of applicable law in any material respect or of any of the organizational documents of such Obligor. All necessary and appropriate limited liability company, corporate or partnership action, as applicable, has been taken on the part of each Obligor to authorize the execution and delivery by such Obligor of this Agreement and the other Loan Documents to which it is a party.

7.3.           Validity and Binding Nature. This Agreement, the other Loan Documents and the Sterimedix Documents are each the legal, valid and binding obligations of each Obligor which is a party thereto, enforceable against such Obligor in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4.           Consent; Absence of Breach. Except as set forth on section 7.4 of the Disclosure Schedule, the execution, delivery and performance by each Obligor of this Agreement, the other Loan Documents, the Sterimedix Documents and any other documents or instruments to be executed and delivered by such Obligor in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any Governmental Authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect and any filings, notices or other acts which have been given or taken and except for filings necessary to perfect Liens created under the Loan Documents); (b) violate or conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or Governmental Authority applicable to any Obligor, (ii) any of the organizational documents of such Obligor, or (iii) any material agreement, material indenture, material instrument or other material document, or any judgment, order or decree, which is binding upon such Obligor or any of its properties or assets; or (c) do not require, or result in, the creation or imposition of any Lien on any asset of any Obligor, other than Liens in favor of the Bank created pursuant to this Agreement and the other Loan Documents.

7.5.           Ownership of Properties; Liens. Each Obligor is the sole owner or has other rights in all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like which, with respect to any such infringement claims, could reasonably be expected to have a Material Adverse Effect), other than Permitted Liens. All leases of property to which any Borrower is a party as of the date hereof and which call for annual rental payments in excess of $25,000 per year are disclosed on section 7.5 of the Disclosure Schedule. There are no Liens on any of the property purported to be owned by any Obligor, including the Collateral, except Permitted Liens. Each material tangible item of Collateral purported to be owned by an Obligor is in good operating condition and repair, ordinary wear and tear is excepted.

7.6.           Accounts, Equipment and Inventory. With respect to each Obligor’s owned equipment and inventory: (i) such Obligor has good and marketable title thereto and (ii) none of such equipment owned by a Borrower is subject to any Lien except for the first priority (subject to Permitted Liens described in clauses (b), (c), (f) and (g) of the definition of Permitted Liens), perfected Lien granted to the Bank pursuant hereto and except for the other Permitted Liens; and with respect to each Obligor’s owned and leased equipment, all such equipment is in good operating condition and repair, ordinary wear and tear and casualties excepted. With respect to each Account: (i) the Account arose from a bona fide transaction completed in accordance with the terms of any documents pertaining to such transaction; (ii) the Account arose in the ordinary course of the applicable Borrower’s business; (iii) the services furnished and/or goods sold giving rise to the Account of any Borrower are not subject to any Lien except the first priority, perfected Lien granted to the Bank and Permitted Liens described in clauses (b), (c), (f) and (g) of the definition of Permitted Liens.

7.7.           Documents, Instruments and Chattel Paper. All documents, instruments and chattel paper describing, evidencing or constituting Collateral, and all signatures and endorsements thereon, are complete, valid, and genuine, and all goods evidenced by such documents, instruments and chattel paper are owned by an Obligor free and clear of all Liens other than Permitted Liens.

7.8.           Equity Ownership. All issued and outstanding Capital Securities of each Obligor are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Bank, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in section 7.8 of the Disclosure Schedule, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower or any of its Subsidiaries. The Capital Securities of each Obligor are described in section 7.8 of the Disclosure Schedule. Holdings and the Borrower have no Subsidiaries, direct or indirect, except for those Subsidiaries listed in section 7.8 of the Disclosure Schedule.

7.9.           Intellectual Property. Each Obligor owns and possesses or has a license or other right to use all Intellectual Property for the conduct of the businesses of such Obligor except where the failure to own, possess or have a license or right to use could not reasonably be expected to have a Material Adverse Effect, and the use thereof by such Obligor does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to have a Material Adverse Effect, and no claim which could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim. All Intellectual Property of each Borrower is listed on section 7.9 of the Disclosure Schedule, as such schedule is updated in accordance with this Agreement. With respect to the Intellectual Property of each Borrower: (i) the Borrower listed on section 7.9 of the Disclosure Schedule (as such schedule is updated in accordance with this Agreement) as the owner (unless disposed of in accordance with this Agreement) thereof owns all right, title and interest in, under and to such Intellectual Property, subject to no Liens, except for the Bank; (ii) none of such Intellectual Property is subject to any pending or, to the Borrower’s knowledge, threatened challenge which could reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of the Borrower, such Borrower has not committed any patent, trademark, trade name, service mark or copyright infringement, and the conduct of such Borrower’s business does not infringe any patents, trademarks, trade name rights, service marks, copyrights, publication rights, trade secrets or other proprietary rights of any Person which could reasonably be expected to have a Material Adverse Effect; and (iv) there are no claims or demands of any Person pertaining to, or any proceedings which are pending or, to the knowledge of such Borrower, threatened, which challenge such Borrower’s rights in respect of any proprietary or confidential information or trade secrets used in the conduct of such Borrower’s business which claims or demands could reasonably be expected to have a Material Adverse Effect.

7.10.           Location of Collateral; Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral and other assets of any Borrower (other than in-transit Inventory), if other than at such principal place of business, is as set forth on section 7.10 of the Disclosure Schedule attached hereto and made a part hereof and such other locations arising after the date hereof if such locations are in compliance with Sections 6.6 and 6.7 hereof, and the Borrower shall promptly notify the Bank of any change in such locations. The Borrower has not removed or permitted the Collateral to be removed from such locations without the prior written consent of the Bank, except, without the Bank’s consent, for Inventory sold in the usual and ordinary course of the Borrower’s business and except for (i) the transfer of bank accounts to the Bank as required by this Agreement or (ii) with concurrent notice to Bank, removal of Collateral which is necessary to avoid imminent damage or imminent destruction of such Collateral in an emergency situation.

7.11.           Financial Statements. All consolidated financial statements of Holdings and its Subsidiaries submitted to the Bank have been prepared in accordance with GAAP (except for the absence of footnotes and normal year-end adjustments in the case of non-year-end financial statements), consistent with the previous fiscal year (if such Person was in existence in such prior fiscal year) and present fairly in all material respects the financial condition of Holdings and its Subsidiaries and the results of the operations for Holdings and its Subsidiaries as of such date and for the periods indicated. Since July 31, 2014, there has been no change in the financial condition or in the assets or liabilities of Holdings and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

7.12.           Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Borrower, threatened, against any Obligor, if adversely determined, which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, no Obligor has any material guarantee obligations, Contingent Liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not, to the extent required by GAAP, fully-reflected or fully reserved for and disclosed in the most recent audited financial statements delivered pursuant to Section 8.8(a) or fully-reflected or fully reserved for and disclosed in the most recent quarterly financial statements delivered pursuant to this Agreement and not permitted by Section 9.1.

7.13.           Event of Default. No Event of Default or Unmatured Event of Default exists and no Obligor is in default (after giving effect to any grace or cure periods) under any other contract or agreement to which it is a party, the effect of which could reasonably be expected to have a Material Adverse Effect.

7.14.           Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or to the Borrower’s knowledge, threatened litigation or proceeding) exists which (a) could reasonably be expected to have a Material Adverse Effect, or (b) could reasonably be expected to constitute an Event of Default or an Unmatured Event of Default.

7.15.           Environmental Laws and Hazardous Substances. No Obligor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of such Obligor (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder which could reasonably be expected to have a Material Adverse Effect. Each Obligor will comply with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder except where the noncompliance of failure to obtain could not reasonably be expected to have a Material Adverse Effect. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person under any Environmental Laws, nor is any pending or, to the Borrower’s knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect, and the Borrower shall promptly notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any alleged or actual non-compliance with, or violation of, the requirements of any Environmental Law by any Obligor or the alleged or actual release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substances or any other environmental, health or safety matter, which affects any Obligor or its business, operations or assets or any properties at which any Obligor has transported, stored or disposed of any Hazardous Substances. No Obligor has any liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substances which could reasonably be expected to have a Material Adverse Effect. Each Obligor further agrees to allow the Bank or its agent access to the properties of such Obligor to confirm material compliance with all Environmental Laws, and the Borrower shall, following the reasonable determination by the Bank that there is material noncompliance, or any condition which requires any action by or on behalf of any Obligor in order to avoid any material noncompliance with any Environmental Law, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer reasonably acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.16.           Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of Holding’s and its Subsidiaries’ consolidated assets is greater than the amount of their consolidated liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of Holding’s and its Subsidiaries’ consolidated assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) Holding’s and its Subsidiaries’ are able to pay their Debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) neither Holdings nor any other Obligor intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (e) neither Holdings nor any other Obligor is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital, and (f) the Borrower and each other Obligor is otherwise Solvent.

7.17.           ERISA Obligations. All Employee Plans of each Obligor meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 has received a favorable determination letter from the IRS (or an IRS opinion letter in the case of a prototype or volume submitter plan) with respect to such Plan that such Plan is qualified and, to the best knowledge of the Obligors, no events or circumstances have occurred that could reasonably be expected to adversely affect the qualification of such Plan. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, in each case which could reasonably be expected to have a Material Adverse Effect, unless approved or waived by the appropriate governmental agencies. Each Obligor has promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed, and, if applicable after being contested in good faith by appropriate proceedings being diligently conducted, could reasonably be expected to result in the imposition of a Lien against any of its properties or assets.

7.18.           Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against any Obligor or, to the best knowledge of the Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (iii) no unfair labor practice complaint is pending against any Obligor or, to the best knowledge of the Borrower, threatened before any Governmental Authority.

7.19.           Security Interest. This Agreement creates a valid security interest and Lien in favor of the Bank in the Collateral and, when properly perfected by filing or recording in the appropriate jurisdictions, or by possession or Control of such Collateral by the Bank or delivery of such Collateral to the Bank or otherwise, shall constitute a valid, perfected, first-priority (subject to Permitted Liens with respect to Permitted Liens described in clauses (b), (c), (f) and (g) of the definition of Permitted Liens) security interest in such Collateral.

7.20.           Prior Transactions. Except as set forth on section 7.20 of to the Disclosure Schedule or as otherwise permitted hereunder, since January 1, 2008, no Borrower has been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired or sold or disposed of any of its property outside of the ordinary course of business.

7.21.           Lending Relationship. The relationship hereby created between the Borrower and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.

7.22.           Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Missouri usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over the transactions contemplated hereby, the Borrower or any property securing the Loans.

7.23.           Taxes. Each Obligor has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending, or to the knowledge of the Borrower, threatened in respect of any tax returns of any Obligor. Each Obligor has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.24.           Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.25.           Governmental Regulation. Holdings and its Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Debt for borrowed money.

7.26.           Negative Pledges. No Borrower is a party to or bound by any contract or agreement prohibits the creation or existence of any Lien upon or assignment or conveyance of any of the Collateral.

7.27.           Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by any Obligor to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Obligor to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, and any projections furnished by any Obligor to the Bank are based on underlying assumptions which such Obligor believes provide a reasonable basis for the projections contained therein and reflect such Obligor’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

7.28.           Real Property. Set forth on section 7.28 of the Disclosure Schedule is a complete and accurate list of the address of all real property owned or leased by any Borrower as of the date of this Agreement, together with, in the case of leased property, the name and mailing address of the lessor of such property. Except as set forth in section 7.28 of the Disclosure Schedule and except in compliance with Sections 6.6 and 6.7 hereof, no Person is a lessee, tenant or licensee of any real property owned by the Borrower.

7.29.           Sterimedix Documents. There is no litigation, investigation or other proceeding by or before any Governmental Authority with respect to the Sterimedix Acquisition or to the Borrower’s knowledge threatened with respect thereto. The Sterimedix Acquisition was completed and closed on December 10, 2014, and the Sterimedix Acquisition was completed in all respects in compliance with all applicable Laws. There is no breach or default under any Sterimedix Document. To the knowledge of the Borrower, each of the representations and warranties made by a party in the Sterimedix Documents is true and correct in all material respects, expect to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date.

7.30.           Burdensome Obligations. No Obligor is a party to any agreement or contract the breach of which or the performance of which, or subject to any restriction contained in its organizational documents which, could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.

7.31.           Fiscal Periods. The Borrower’s fiscal year end is July 31 and its fiscal quarter ends are July 31, October 31, January 31 and April 30.

7.32.           Export Licenses and Compliance. Except as set forth in section 7.32 of the Disclosure Schedule, each Obligor conducts, and has at all times during the past three years conducted, its export and re-export transactions in all material respects in accordance with all applicable U.S. export and re-export controls, including the United States Export Administration Act and Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations and all regulations promulgated and administered by the Treasury Department’s Office of Foreign Assets Control (collectively “U.S. Export Controls”).

(a)           Except as set forth in section 7.32 of the Disclosure Schedule, no Obligor has received any written notification or communication (or, to the knowledge of the Borrower, any oral notification or communication) from any governmental or regulatory authority asserting that any Obligor is not in compliance, in any material respect, with any U.S. Export Controls.

(b)           Except as set forth in section 7.32 of the Disclosure Schedule, each Obligor has or has applied for all permits, registrations, licenses, certifications and other approvals (collectively, the “Permits”) from governmental or regulatory authorities which are required under U.S. Export Controls in order for such Obligor to conduct its business as presently conducted and which, if not possessed, could reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, (i) all such issued Permits are valid and in full force and effect and (ii) there is no formal proceeding pending before or by a governmental or regulatory authority, nor has any Obligor received a written notice from any governmental or regulatory authority, seeking or threatening to, modify, suspend, revoke, withdraw, terminate or otherwise limit any such permit

(c)           Section 7.32 of the Disclosure Schedule lists all material export, re-export or transshipment licenses, pending license applications, authorizations and approved manufacturing license agreements or technical assistance agreements which are held by any Obligor as of the date of this Agreement.

(d)           Except as set forth in section 7.32 of the Disclosure Schedule, during the last three years, no Obligor has in any material respect disclosed, disseminated or released to a foreign national technology or technical data in a manner that required such Obligor to obtain a license for deemed export from the United States of America without obtaining such license.

(e)           Except as set forth in section 7.32 of the Disclosure Schedule, there have been no voluntary self disclosures made by any Obligor to the U.S. Department of State’s Directorate of Defense Trade Controls, the U.S. Department of Commerce’s Bureau of Industry and Security, or the U.S. Department of Treasury’s Office of Foreign Assets Control with respect to any exports, imports or other transactions by any Obligor in the last three years.

(f)           To the knowledge of the Borrower, no Obligor has participated directly or indirectly in any export, import or other transactions with a person or entity denied U.S. export privileges or otherwise specially designated or debarred from exporting or receiving exported products, software, technology or services by the United States Government, except as authorized by applicable Law or permit.

SECTION 8.           AFFIRMATIVE COVENANTS. Until all Obligations hereunder and under the other Loan Documents are Paid in Full:

8.1.           Compliance with Bank Regulatory Requirements; Increased Costs. If the Bank shall reasonably determine that any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Bank’s or any Person controlling the Bank’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect thereto, then from time to time, within thirty (30) Business Days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Bank first made demand therefor.

8.2.           Existence. The Borrower shall and shall cause each Obligor at all times to preserve and maintain (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and, subject to transactions permitted by Section 9.5, shall at all times continue as a going concern in the business which such Obligor is presently conducting. If any Obligor does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Bank of such Organizational Identification Number.

8.3.           Compliance With Laws; OFAC. The Borrower shall use the proceeds of the Loans for the purposes set forth in Sections 2.1 and 2.2 and not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause Holdings and each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls Holdings, the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of the Office of Foreign Assets Control or any enabling statute or Executive Order relating thereto, and (c) comply, and cause Holdings and each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

8.4.           Payment of Taxes and Liabilities. The Borrower shall pay, and cause Holdings and each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower, Holdings or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5.           Maintain Property. The Borrower shall and shall cause each other Obligor at all times maintain, preserve and keep its plant, properties and Equipment which are material to the conduct of such Person’s business as conducted, including, but not limited to, any Collateral, in good repair, working order and condition (normal wear and tear and casualties excepted) except where the failure to so maintain, preserve or keep its plant, properties and Equipment could not be reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Obligor to, permit the Bank to examine and inspect such plant, properties and Equipment, including, but not limited to, any Collateral, at all reasonable times and upon reasonable prior notice, provided, however, during the continuance of an Event of Default, no such prior notice shall be required.

8.6.           Maintain Insurance. The Borrower shall at all times maintain, and cause Holdings and each Subsidiary to maintain, with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than reasonably acceptable to the Bank. The Borrower shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Bank. The Borrower shall cause each issuer of an insurance policy to provide the Bank with an endorsement acceptable to Bank in Bank’s reasonable discretion (i) showing the Bank as lender loss payee with respect to each policy of property or casualty insurance; and (ii) providing that thirty (30) days (ten (10) days in the case of non-payment of premiums) notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.

In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including, but not limited to, the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including, but not limited to, the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Bank purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

8.7.           ERISA Liabilities; Employee Plans. The Borrower shall, and shall cause each Obligor to, (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to any Obligor as determined by the Borrower in its reasonable discretion; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank promptly upon receipt by any Obligor of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans which could reasonably be expected to have a Material Adverse Effect; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in material compliance with ERISA and the Code.

8.8.           Financial Statements. The Borrower shall at all times maintain, and shall cause each Obligor to maintain, a standard and modern system of accounting, on an accrual basis of accounting in order to permit financial statements to be prepared in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of Holdings and its Subsidiaries, as the Bank may reasonably request, including, but not limited to:

(a)           promptly when available, and in any event, within one hundred and twenty (120) days after the close of each of its fiscal years, a copy of the annual audited consolidated financial statements of Holdings and its Subsidiaries, including consolidated balance sheet, statement of income and retained earnings, and statement of cash flows for the fiscal year then ended, prepared and certified without adverse reference to going concern value and without qualification (including with respect to internal controls) by any independent auditor of recognized standing, selected by the Borrower and approved in advance by the Bank (which approval shall not be unreasonably withheld, and Bank agrees that Borrower’s independent certified accountants as of the date hereof are satisfactory to Bank), with a comparison to the prior fiscal year and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, certified as accurate in all material respects by an Authorized Representative of the Borrower.

(b)           promptly when available, and in any event, within forty five (45) days following the end of each fiscal quarter, a copy of the consolidated and consolidating financial statements of Holdings and its Subsidiaries regarding such fiscal quarter, including balance sheet, statement of income, and statement of cash flows for the fiscal quarter then ended, year-to-date, and such other information (including nonfinancial information) as the Bank may reasonably request, in reasonable detail, prepared and certified as true and correct by an Authorized Representative of the Borrowing Agent.

The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter fairly presents, in all material respects and will fairly present in all material respects, the financial condition of Holdings and its Subsidiaries. The Bank shall have the right at all times during business hours, upon reasonable advanced written notice to Borrower (other than during the continuation of an Event of Default, during which time no such advanced notice shall be required) to inspect the books and records of Holdings and its Subsidiaries, and make extracts therefrom and the Borrower shall cause each Obligor to cooperate in the foregoing

8.9.           Supplemental Financial Statements. The Borrower shall promptly, but in any event within five (5) Business Days upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to Holdings or any of its Subsidiaries by independent accountants in connection with any interim audit or review of the books of any such Persons.

8.10.           Projections. The Borrower shall, within sixty (60) days after the first day of each fiscal year (beginning with the fiscal year ending July 31, 2015) of the Borrower, projected balance sheets, and statements of income and expense, for Holdings, the Borrower and their Subsidiaries as of the end of and for each fiscal month of such fiscal year and on an annual basis for the greater period of the next succeeding fiscal year.

8.11.           Verification of Accounts and Notices to Account Debtors. Upon the occurrence and during the continuation of an Event of Default, Bank shall have the right, in its commercially reasonable judgment, at any time and from time to time, to verify the validity and amount of any Account and any other maker relating to an Account, by communicating in writing or orally directly with the Account Debtor or any Person who represents or Bank believes represents the Account Debtor. No Obligor shall prevent Bank from exercising the foregoing rights.

8.12.           Covenant Compliance Certificate. The Borrowing Agent shall, contemporaneously with the furnishing of the financial statements for each calendar quarter pursuant to Section 8.8(b) (but no later than forty five (45) days following the end of each calendar quarter) and with the annual audited financial statements furnished pursuant to Section 8.8(a), deliver to the Bank a duly completed Covenant Compliance Certificate, dated the date of such financial statements and certified as true and correct respects by an Authorized Representative of the Borrowing Agent, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.13.           Intellectual Property Update. The Borrower shall, contemporaneously with the furnishing of the audited financial statements for each fiscal year, provide an updated section 7.11 of the Disclosure Schedule listing all Intellectual Property and indicating which such Intellectual Property has been added to such Disclosure Schedule since the last delivery thereof to the Bank.

8.14.           Access to Officers and Auditors. The Borrower shall permit, and shall cause each other Obligor to permit, the Bank and its representatives and agents to discuss the business, operations, revenues, financial condition, property, or business prospects of such Obligor with its officers and employees, and with its accountants and independent auditors as often as the Bank may request in its reasonable discretion, and such Obligor shall direct such officers, employees, accountants and independent auditors to cooperate with the Bank and its representatives and agents.

8.15.           Borrowing Officer. The Borrower and the Borrowing Agent shall keep on file with Bank at all times an appropriate instrument naming each officer of the Borrower and the Borrowing Agent authorized to submit requests for Loans or Letters of Credit and take such other actions as may be required by the Borrower and the Borrowing Agent hereunder or under the Loan Documents.

8.16.           Obligors. The Borrower shall cause each other Obligor to comply with each of the terms and provisions of this Agreement and the other Loan Documents applicable thereto, and the Borrower acknowledges and agrees that failure of any Obligor to comply with the terms of this Agreement and the other Loan Documents (after giving effect to any cure periods, if any, provided for herein or therein), shall be an Event of Default hereunder and thereunder.

8.17.           Other Information and Reports. The Borrower shall, within such period of time as the Bank may reasonably specify, deliver to the Bank such other financial and/or operational information regarding Obligors, and such other schedules and reports as the Bank may reasonably require.

8.18.           Collateral Records. Each Obligor shall keep books and records that are accurate and complete in all material respects relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien on the Collateral to the extent required to perfect such Lien, including, without limitation, placing a legend, in form and content reasonably acceptable to the Bank, on all Chattel Paper created by the Borrower indicating that the Bank has a Lien on such Chattel Paper.

8.19.           Intellectual Property. Each Obligor shall maintain, preserve and renew all Intellectual Property owned or licensed by the Borrower except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect.

8.20.           Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against any Obligor or to which any of their respective properties is subject which could reasonably be expected to have a Material Adverse Effect.

8.21.           Notice of Event of Default or Material Adverse Effect. The Borrower shall, promptly, but in any event within three (3) Business Days after the commencement thereof or after any Responsible Officer having knowledge thereof, give written notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having or which could reasonably be expected to have a Material Adverse Effect. In addition, the Borrower shall, promptly, but in any event within three (3) Business Days after obtaining knowledge or notice thereof, give notice to the Bank of (i) (A) any loss of or damage to any of the Collateral with a value in excess of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000) or (B) the commencement of any proceeding for the condemnation or other taking of any of the assets of an Obligor, if condemnation proceeds in excess of Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000) are likely to be payable as a consequence of such proceeding, or (C) if such loss, damage or proceeding has or could reasonably be expected to have a Material Adverse Effect, (ii) any default or event of default, or the occurrence of any event which would with the passage of time, giving of notice or otherwise, constitute a default or event of default with respect to any Debt of any Obligor which is in an amount which exceeds Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000), (iii) an actual or alleged violation of any law applicable to any Obligor or the property of any Obligor which such actual or alleged violation could reasonably be expected to have a Material Adverse Effect, (iv) violation of any covenant in Section 10 hereof as of the date of testing, (v) if any customer has suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they came due or any event which would require the Account to be deemed uncollectable in accordance with GAAP, and such event would reasonably be expected to have a Material Adverse Effect, or (vi) any State in which an Obligor is formed changes such Obligor’s issued organizational identification number from that in effect on the date of this Agreement. The Borrower shall promptly but in event within five (5) days, upon the receipt of any notice of default or notice of termination with respect to any material lease of real property to which the Borrower is a party give written notice to the Bank thereof.

8.22.           Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Obligor which could reasonably be expected to have a Material Adverse Effect, the Borrower shall, or shall cause Holdings or the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each other Obligor to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any other Obligor of activities in response to the release or threatened release of a Hazardous Substance which could reasonably be expected to have an Material Adverse Effect. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

8.23.           Further Assurances. The Borrower shall take, and cause each Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower and each Domestic Subsidiary, a pledge of 100% of the Capital Securities of each Domestic Subsidiary, and if requested by the Bank, 65% of the Capital Securities of any first-tier Foreign Subsidiary, in each case as the Bank may reasonably determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and/or the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.24.           Post Closing Matters. On or before March 31, 2015, (i) provide to Bank a Collateral Access Agreement in form and substance reasonably acceptable to Bank for 79 Hubble Drive, Suite 105-109, Dardenne Prairie, MO 63368, and (ii) provide evidence reasonably acceptable to Bank of termination of any Liens (other than those in favor of the Bank) filed with the US Patent and Trademark Office on any Intellectual Property owned by any Borrower and removal of any misfiled assignments from the US Patent and Trademark Office. On or before December 30, 2014, confirm to the Bank that none of the Capital Securities of the Borrower’s foreign Subsidiaries that are required to be pledged hereunder are certificated or, if they are certificated, provide certificates representing 65% of the Capital Securities thereof together with stock powers duly executed in blank.

8.25.           Real Property. The Borrower shall provide no less than thirty (30) days prior written notice before it acquires any real property and, if requested by the Bank, within ten (10) days following the acquisition of any real property with a fair market value or purchase price in excess of Five Hundred Thousand Dollars and 00/100 Dollars ($500,000.00), the Borrower shall provide to the Bank such mortgages, deeds of trusts, assignments, title insurance policies with endorsements, ALTA surveys, flood letters and if required flood insurance, UCC financing statements, real estate appraisals, environmental reviews and assessments, zoning letters, legal opinions, resolutions, and such other documents, agreements, certificates and deliveries as reasonably requested by the Bank and all in form and substance reasonably acceptable to the Bank.

8.26.           Fiscal Periods. The Borrower shall and shall cause each other Obligor to maintain its fiscal year-end as July 31, and its fiscal quarter ends as July 31, October 31, January 31 and April 30.

8.27.           Banking Relationship. At all times thereafter during the term of this Agreement, all Borrowers shall utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service.

8.28.           Tracing of Proceeds. Each Obligor shall maintain detailed and accurate records of all transfers of any proceeds of the Loans, if any, from the Borrowing Agent and/or any Borrower to such Obligor. Each Borrower shall maintain detailed and accurate records of proceeds of the Loans and transfers of proceeds of the Loans, if any, (i) received by it from the Bank including any proceeds of the Loans requested by such Borrower including any proceeds of the Loans requested on such Borrower’s behalf by the Borrowing Agent, (ii) transferred from it to any other Borrower or Obligor, and (iii) received by it from another Borrower or Obligor. Each Borrower acknowledges that its ability to obtain the Loans hereunder is made possible by the fact that the Borrowers are co-borrowers under this Agreement and the other Loan Documents and are operated as related enterprises. Each Borrower agrees that (a) the business operations of each Borrower are interrelated and complement one another, and such entities have a common business purpose and common management, and (b) the proceeds of Loans hereunder will benefit each Borrower, severally and jointly, regardless of which Borrower requests or receives part or all of any Loan. The Borrowing Agent shall also, in addition to each Borrower, keep records to evidence the forgoing.

8.29.           Material Domestic Subsidiaries. In the event that any Domestic Subsidiary whether now existing or hereafter existing, created or acquired which is not a “Borrower” on the date hereof has gross assets net of intangibles (as determined in accordance with GAAP) of greater than $1,200,000, then the Borrowing Agent shall, within ten (10) days of such event, notify the Bank in writing and such Domestic Subsidiary shall promptly thereafter undertake all of the actions required by a new Subsidiary under Section 9.14 of this Agreement.

SECTION 9.           NEGATIVE COVENANTS. Until all Obligations hereunder and under the other Loan Documents are Paid in Full:

9.1.           Debt. No Obligor shall, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money Debt), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)           the Obligations under this Agreement and the other Loan Documents;

(b)           Debt of any Obligor to any domestic Wholly-Owned Subsidiary which is a Domestic Subsidiary (but which is not an Obligor) not to exceed One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate at any time outstanding, provided that such Debt shall be subordinated to the Obligations in a manner reasonably satisfactory to the Bank, or Debt of any domestic Wholly-Owned Subsidiary (which is not an Obligor) to any Obligor or another domestic Wholly-Owned Subsidiary not to exceed One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate; provided that such Debt shall be evidenced by a note in form and substance reasonably satisfactory to the Bank and, if requested at any time by Bank, pledged and delivered to the Bank pursuant to the Loan Documents as additional collateral security for the Obligations, and the obligations under such note shall be subordinated to the Obligations;

(c)           Hedging Obligations incurred in favor of the Bank or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(d)           Capitalized Lease Obligations;

(e)           Purchase money Debt hereafter incurred to finance the purchase of fixed assets, inventory, and the proceeds thereof, provided that the aggregate amount of all such Debt outstanding at any time shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased in excess of the Dollar limit contained in this subsection (e);

(f)           obligations of any Obligor for Taxes, assessments, municipal or other governmental charges that are not past due;

(g)           Debt described on section 9.1 to the Disclosure Schedule and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(h)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of incurrence thereof;

(i)           Contingent Liabilities of an Obligor with respect to Debt or other obligations of another Obligor which is not prohibited by this Section 9.1;

(j)           Debt secured by Permitted Liens described in clauses (j) and (k) of such definition; and

(k)           Debt (other than Debt described in subsection (a) through (k) above) up to $250,000 in the aggregate principal outstanding at any time.

9.2.           Encumbrances. No Obligor shall, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of such Obligor, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3.           Contingent Liabilities. No Obligor shall, either directly or indirectly, create, assume, incur or suffer or permit to exist any Contingent Liability, except as permitted in Section 9.1 or except for the Guaranties.

9.4.           Investments. No Obligor shall, either directly or indirectly, make or have outstanding any Investment, except:

(a)           Contributions by the Borrower to the capital of any Wholly-Owned Subsidiary which is a Domestic Subsidiary and has granted a first perfected security interest in all of its assets and Capital Securities in favor of the Bank, or by any Domestic Subsidiary to the capital of any other Wholly-Owned Subsidiary which is a Domestic Subsidiary;

(b)           Investments constituting Debt, loans or advances permitted by Section 9.1;

(c)           Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(d)           Cash Equivalent Investments;

(e)           Bank deposits in the ordinary course of business;

(f)           Investments in securities of Account Debtors or promissory notes received pursuant to settlement of any Account in the ordinary course of business, provided, upon request of the Bank, any such notes and securities shall be delivered to Bank together with such endorsements and pledge agreements as Bank may reasonably request;

(g)           Investments listed on section 9.4 of the Disclosure Schedule as of the Closing Date;

(h)           deposits with and advances to suppliers in the usual and ordinary course of business up to One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate outstanding at any time;

(i)           Investments consisting of non-cash consideration received in connection with an Asset Disposition permitted by this Agreement up to Fifty Thousand and 00/100 Dollars ($50,000) in the aggregate outstanding at any time;

(j)           Investments approved in writing by the Bank; and

(k)           other Investments made after the date of this Agreement not otherwise permitted by this Section 9.4 in an amount of up to One Hundred Thousand and 00/100 Dollars ($100,000) in the aggregate at any time outstanding.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) above shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.5.           Transfer; Merger; Sales. No Obligor shall, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person (including any division thereof), except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment, of or by any Wholly-Owned Subsidiary existing on the date hereof into the Borrower (if the Borrower is the surviving entity) or into any other Wholly-Owned Subsidiary, (ii) any such purchase or other acquisition by the Borrower or any Wholly-Owned Subsidiary which is a Domestic Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary existing on the date hereof, or (iii) any Acquisition if the purchase price (including any Earnout Payouts) with respect to such Acquisition is less than $2,500,000 in the aggregate; (b) sell, transfer, convey, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to all or any part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or in each case with respect to the following, the Net Cash Proceeds from which are used or applied as required by this Agreement, the sale of obsolete or unused assets, or sales of other assets up to $250,000 in the aggregate per fiscal year and sales approved by the Bank,; or (c) sell or assign, with or without recourse, any Accounts or receivables.

9.6.           Distributions. The Borrower shall not and shall not permit any Subsidiary to directly or indirectly declare or make, or incur any liability to make, any Distribution to any Person; provided, however: (A) any Subsidiary of Holdings may make distributions to Holdings; (B) any Subsidiary of Holdings may make any distribution to another Subsidiary of Holdings if such other Subsidiary owns 100% of its Capital Securities; (C) Holdings may make cash distributions to each of its shareholders in such amounts as Holdings may determine if and only if (I) there is no existing Event of Default, and (II) no Unmatured Event of Default or Event of Default would reasonably likely to occur or result from the payment of any Distribution described in this clause (C), including any Event of Default arising under Section 10 after giving effect to such Distribution on a pro forma basis as if such payment were made on the last day of the preceding fiscal quarter for the four quarter period then-ended (and upon the request of the Bank, Borrower shall provide a certificate certifying the foregoing including evidence of such pro forma compliance); and (D) Holdings may redeem its Capital Securities in such amounts as Holdings may determine if and only if (I) there is no existing Event of Default, and (II) no Unmatured Event of Default or Event of Default would reasonably likely to occur or result from any such redemption described in this clause (D), including any Event of Default arising under Section 10 after giving effect to such redemption on a pro forma basis as if such payment were made on the last day of the preceding fiscal quarter for the four quarter period then-ended (and upon the request of the Bank, Borrower shall provide a certificate certifying the foregoing including evidence of such pro forma compliance).

9.7.           Transactions with Affiliates. Except as set forth in section 9.7 of the Disclosure Schedule, no Obligor shall, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates including, without limitation, with any director, officer or employee of any Obligor, other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of such Obligor and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to such Obligor than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of such Obligor. Notwithstanding the foregoing, with respect to individuals who are Affiliates reimbursement to such individuals for actual business-related expenses incurred on behalf of Holdings or any of its Subsidiaries and ordinary course of business travel advances to such individuals are permitted and may continue notwithstanding any such Unmatured Event of Default or resultant Event of Default.

9.8.           Capital Structure; Capital Securities. No Obligor shall make any change in its capital structure which has or could reasonably be expected to have a Material Adverse Effect. Other than Holdings, no Obligor shall issue or create any Capital Securities, or non-equity interest that is convertible into stock, membership interests or other equity interest (or class or series thereof), in any Obligor. Synergetics Development Company, LLC will not opt into Article 8 of the Uniform Commercial Code of the State of its formation or issue certificates to evidence Capital Securities of Synergetics Development Company, LLC.

9.9.           Unconditional Purchase Obligations. No Obligor shall enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.10.           Cancellation of Debt. No Obligor shall cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business or to the extent that such cancellation would not reasonably be expected to have a Material Adverse Effect.

9.11.           Inconsistent Agreements. No Obligor shall enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by Holdings or any of its Subsidiaries of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Holdings or any of its Subsidiaries from granting to the Bank a Lien on any of its assets (other than Excluded Property of the type described in clauses (iii), (iv) and (vi) of the definition thereof) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of the Borrower or any Subsidiary to (i) pay dividends or make other distributions to Holdings, the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (A) this Agreement and the other Loan Documents, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.12.           Use of Proceeds. Neither Holdings nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by Bank, or any Affiliate of the Bank.

9.13.           Business Activities; Change of Legal Status and Organizational Documents. No Obligor shall: (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto; (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization, or other legal structure; or (c) permit its charter, bylaws or other organizational or formation documents to be amended or modified in any way which could reasonably be expected to adversely affect the rights and remedies, or the interests, of the Bank.

9.14.           Sale and Leaseback Transactions. No Obligor shall enter into any agreement or arrangement with any Person providing for such Obligor to lease or rent any property that it owns or will own and has sold or will sell or otherwise transfer to such Person.

9.15.           New Subsidiaries. No Borrower nor any other Obligor shall organize, create or acquire any Domestic Subsidiary except Domestic Subsidiaries wholly-owned by the Borrower or another wholly-owned Domestic Subsidiary existing on the date hereof; provided, however, that the Obligors and the Borrower shall be permitted on no less than ten (10) Business Days prior written notice to Bank to create wholly-owned Domestic Subsidiaries if, contemporaneously with the creation or acquisition of such wholly-owned Domestic Subsidiary, such Obligor or the Borrower shall execute and deliver or cause to be executed and delivered (a) a joinder agreement, subsidiary guaranty and subsidiary security agreement, or such other documents and instruments as the Bank shall reasonably require to cause such Subsidiary to become an Obligor or a co-Borrower and grant a Lien on all of its assets (other than Excluded Property) as collateral for the Obligations, (b) a pledge of all of the Capital Securities of such wholly-owned Domestic Subsidiary pursuant to a pledge agreement from the holders of all of the Capital Securities of such wholly-owned Domestic Subsidiary, and (c) such other related stock certificates, stock powers, financing statements, opinions, resolutions, securities and other documents as the Bank may reasonably request, all in form and substance reasonably satisfactory to the Bank.

SECTION 10.           FINANCIAL COVENANTS.

10.1.           Total Debt to EBITDA. As of the end of each of its fiscal quarters, Holdings and its Subsidiaries shall have a ratio of Total Debt as of the last day of such fiscal quarter to EBITDA for the most recently ended four fiscal quarters of no greater than the ratio specified for such period:

Four Fiscal Quarter period ending on the following dates:	Maximum Ratio of Total Debt to EBITDA
January 31, 2015 and each April 30, July 31, October 31 and January 31 thereafter	2.25 to 1.00

10.2.           Fixed Charge Coverage. The Borrower shall cause the ratio, for Holdings and its Subsidiaries, of (A) the net result of (i) EBITDA minus (ii) Capital Expenditures not financed with proceeds of the Term Loan, the CapEx Loan or other long-term Debt, minus (iii) federal, state, local, foreign and other income taxes paid in cash by Holdings or any Subsidiary to (B) Fixed Charges for the most recent ended four fiscal quarters, calculated as of the last day of each such fiscal quarter specified below, not to be less than the ratio specified for such period:

Four Fiscal Quarter period ending on the following dates:	Minimum Fixed Charge Coverage Ratio
January 31, 2015 and each April 30, July 31, October 31 and January 31 thereafter	1.25 to 1.00

SECTION 11.           EVENTS OF DEFAULT. The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1.           Nonpayment of Obligations. Any amount or portion of the Obligations, whether by its terms or as otherwise provided herein, is not paid when such amount is due.

11.2.           Misrepresentation. Any warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false in any material respect (except (x) that if a qualifier relating to materiality or Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true, correct and complete in all respects as written, and (y) to the extent that such representations and warranties specifically as to financial statements, financial covenants or other representations that speak of a certain date, which shall remain true, correct and complete, as of the date made).

11.3.           Certain Covenants with no Grace Period. Any failure by any Obligor to comply with any covenant, condition or agreement contained in Sections 2.1(c)(i), 2.2(a), 2.3(a), 2.4, 6.5, 8.3, 8.6, 8.8, 8.10, 8.11, 8.12, 8.13, 8.14, 8.21, 8.27, Section 9, and Section 10.

11.4.           Other Covenants with Grace Period. Failure of any Obligor to comply with any of the terms or provisions of any of the Loan Documents applicable to it (other than a failure which constitutes an immediate Event of Default under such Loan Documents, or for which some other grace period is specified in any other Section of this Section 11) which is not remedied or waived in writing by the Bank within fifteen (15) days after the initial occurrence of such failure.

11.5.           Default under Loan Documents. A default under any of the other Loan Documents (after the expiration of all cure or grace periods, if any), all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.6.           Default under Other Debt. (a) Any Obligor is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt (including any series of related Debt) that is outstanding in an aggregate principal amount exceeding Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) beyond any period of grace provided with respect thereto, or (b) any Obligor is in default in the performance of or compliance with any term of any evidence of any Debt (including any series of related Debt) that is outstanding in an aggregate principal amount exceeding Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) or of any mortgage, indenture, lease, or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt (including any series of related Debt) has become, or has been declared, or may be declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (c) as a consequence of the occurrence or continuation of any event or condition, any Obligor has become obligated to purchase or repay Debt in an aggregate principal amount exceeding Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000.00) before its regular maturity or before its regularly scheduled dates of payment or the holder of such Debt.

11.7.           Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any obligation of, or condition agreed to by, any Obligor with respect to any purchase or lease of goods or services or other agreement where such default, individually or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

11.8.           Equity Documents. Any default or breach by any party under, or breach or default by any party of any representation, covenant or agreement in, any document, certificate or other agreement evidencing or relating to any equity investment in any Obligor, after giving effect to all cure or grace periods, if any, contained in any such documents where such default or breach, individually or in the aggregate with all other such defaults and breaches, could reasonably be expected to have a Material Adverse Effect.

11.9.           Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not dismissed within sixty (60) days after the appointment thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.10.           Judgments. Any one or more judgments or orders is entered against any Obligor or any attachment or other levy is made against the property of any Obligor with respect to a claim or claims involving in the aggregate liabilities (not paid or fully covered by insurance, less the amount of reasonable deductibles in effect on the date hereof) in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and such judgment or order becomes final and non-appealable and is not paid within five (5) days after the entry thereof or if timely appealed is not fully bonded and collection thereof stayed pending the appeal.

11.11.           Collateral Impairment. Any condemnation, loss, theft, mining and related activity (including subsurface mining and related activity), damage or destruction of, or any decline or depreciation in the value or market price of, any item or items of Collateral occurs which has or could reasonably be expected to have a Material Adverse Effect.

11.12.           Guaranty. There is a discontinuance by any of the Guarantors of any of the Guaranties or any of the Guarantors shall contest the validity of such Guaranty.

11.13.           Change in Control. The occurrence of a Change in Control.

11.14.           Liquidation or Dissolution. Any Obligor files a certificate of dissolution under applicable state law or is liquidated or dissolved or suspends or terminates the operation of its business, or has commenced against it any action or proceeding for its liquidation or dissolution or the winding up of its business and such action or proceeding is not dismissed within 60 days after the commencement thereof, or takes any corporate action in furtherance thereof, except in connection with the consolidation of such a Subsidiary and its assets with the Borrower or any other Subsidiary of the Borrower.

11.15.           Seizure of Assets. All or any material part of the property of any Obligor is nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of any such Obligor shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, unless the same is being contested in good faith by proper proceedings diligently pursued and a stay of enforcement is in effect.

11.16.           Loan Documents; Security Interests. For any reason other than the failure of Bank to take any action available to it to maintain perfection of the Liens created in favor of Bank pursuant to this Agreement and the other Loan Documents, unless the Bank otherwise expressly agrees in writing, this Agreement or any other Loan Document ceases to be in full force and effect or any Lien with respect to any portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Lien (other than the Permitted Liens) or is terminated, revoked or declared void or invalid.

SECTION 12.           REMEDIES. Upon the occurrence and during the continuance of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence and during the continuance of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable and accelerate the Revolving Loan Maturity Date, all Term Loan Maturity Dates and all CapEx Loan Maturity Dates, provided, however, that upon the occurrence and during the continuance of an Event of Default under Section 11.9 or Section 11.15, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Obligor or any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing, if an Event of Default has occurred and is continuing:

12.1.           Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to the Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Bank. At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

12.2.           Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Bank may apply the net proceeds, after deducting all reasonable costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate. The Borrower expressly absolves the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3.           Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare the Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to the Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on the Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on the Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of the Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of the Collateral or to provide to the Bank a guaranteed return from the collection or disposition of the Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.4.           UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate or set-off, and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and reasonable attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate or set-off at any time hereafter any such indebtedness owing from the Bank to any Obligor.

12.5.           Additional Remedies. The Bank shall have the right and power to:

(a)           instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including, but not limited to, any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)           enforce collection of any of the Collateral, including, but not limited to, any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)           take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)           extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e)           grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f)           transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)           vote the Collateral;

(h)           make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

(i)           at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under any Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral except for matters caused by the Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.

12.6.           Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) if an Event of Default has occurred and is continuing, take such actions as are permitted in this Agreement, (ii) if an Event of Default has occurred and is continuing, execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, and (iii) during the continuance of an Event of Default, carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7.           Power of Attorney. At any time after the occurrence and during the continuation of an Event of Default, the Borrower hereby authorizes the Bank and irrevocably appoints the Bank (acting by any of its officers) as the Borrower’s agent and attorney-in-fact (which appointment is coupled with an interest and is therefore irrevocable) to do any of the following until all of the Obligations are Paid in Full: (i) demand payment of any Account; (ii) enforce payment of any Account by legal proceedings or otherwise; (iii) exercise all of the Borrower’s rights and remedies in proceedings brought to collect any Account; (iv) sell or assign any Account, upon such terms, for such amount and at such time or times as the Bank deems advisable; (v) settle, adjust, compromise, extend or renew any Account; (vi) discharge and release any Account; (vii) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or other similar documents against an Account Debtor; (viii) notify the postal authorities of any change of the address for delivery of the Borrower’s mail to any address designated by the Bank, and open and process all mail addressed to the Borrower; (ix) endorse the Borrower’s name on any verification of Accounts and notices thereof to Account Debtors; (x) take control in any manner of any item of payment or proceeds of any Account; (xi) have access to any lockbox or postal box into which the Borrower’s mail is deposited; (xii) endorse the Borrower’s name upon any items of payment and deposit the same in any account controlled by the Bank and apply the proceeds thereof to the Obligations as provided herein; and (xiii) do anything that the Bank deems necessary in its reasonable discretion to assure that the Obligations are Paid in Full.

12.8.           No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which could cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.9.           Application of Proceeds. The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of reasonable expenses incurred by the Bank in connection with the Collateral, including reasonable attorneys’ fees and legal expenses as provided for in Section 13.18 hereof. After all the Obligations have been Paid in Full, any additional or remaining products of Collateral shall be turned-over to the Borrower or such other Person as may be lawfully entitled thereto.

12.10.           No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.11.           Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Agreement or the other Loan Documents, the Borrower shall at such time deposit in a cash collateral account opened by the Bank an amount equal to the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as the Bank may, in its sole discretion, from time to time elect. As security for the Obligations, the Borrower hereby grants a Lien and security interest in favor of the Bank in and to such cash collateral account and all amounts, money and other assets deposited or contained therein from time to time. After all such Letters of Credit shall have expired or been fully drawn upon, and all the Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

12.12.           Joint and Several. Each obligation and liability of each Borrower to Bank, including, without limitation, the Obligations, are the joint and several obligations of each Borrower, and Bank may proceed directly against any Borrower, or all Borrowers, or any Guarantor, or any Collateral, or all of the foregoing, or any one of the foregoing or any combination of the foregoing, without first proceeding against Borrower or any Collateral, or without joining all Persons liable or potentially liable for any portion of the Obligations in one action. Each Borrower shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Obligations arising under the Loan Documents. Such joint and several liability shall apply to each Borrower regardless of whether any Loan was only requested by or on behalf of or made to any other Borrower or the proceeds of any Loan were used only by or on behalf of any other Borrower or any indemnification obligation or any other obligation arose only as a result of the action of any other Borrower. If any Borrower makes a payment in respect of the Obligations hereunder and under the other Loan Documents, it shall have the rights of contribution described in this Section below and under applicable common law against the other Borrower or Borrowers; provided that such Borrower shall not exercise its right of contribution until all of the Obligations are Paid in Full; provided, however, that Bank is hereby granted a Lien in such right of contribution and may enforce such right upon the occurrence and during the continuance of Event of Default. It is the intent of each Borrower and Bank that each Borrower’s maximum obligation to repay the Obligations hereunder and under the other Loan Documents (the “Loan Obligation Limit”) shall not exceed the greater of (i) the amount actually borrowed or received directly or indirectly by such Borrower with respect thereto and (ii) the amount which is $1.00 less than the amount which, if recorded by such Borrower as a liability, would render such Borrower not Solvent. To the extent that any Borrower makes a payment on any of the Obligations (a “Loan Obligation Payment”), such Borrower (the “Entitled Borrower”) is entitled to contribution and indemnification from, and reimbursement by, each other Borrower (a “Contributing Borrower”) in the amount of the Contribution Obligation of such Contributing Borrower hereunder. The “Contribution Obligation” of a Contributing Borrower with respect to the Loan Obligation Payment of an Entitled Borrower is an amount equal to the greater of (1) the lesser of (x) such Contributing Borrower’s Loan Obligation Limit at the time the Loan Obligation Payment is made and (y) such Contributing Borrower’s Allocable Share of the Loan Obligation Payment, and (2) the amount of all proceeds from the Loan Obligations actually received by such Contributing Borrower or applied by the recipient thereof directly or indirectly for the benefit of such Contributing Borrower, less the sum of any repayments thereof and any Loan Obligation Payments made by such Contributing Borrower prior to the time the applicable Loan Obligation Payment is made. The “Allocable Share” of a Contributing Borrower is a fraction, the numerator of which is such Contributing Borrower’s Loan Obligation Limit at the time the applicable Loan Obligation Payment is made and the denominator of which is the sum of the Loan Obligation Limits of all of the Contributing Borrowers (plus a similarly computed amount for any Guarantor which has a similar obligation to make a contribution) as of such time. This Section shall be applicable if there is more than one Borrower.

SECTION 13.           MISCELLANEOUS.

13.1.           Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a)           acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b)           release by the Bank of any Obligor of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)           release, extension, renewal, modification or substitution by the Bank of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of any of the Guarantors of the Obligations; or

(d)           failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2.           Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

13.3.           Amendments; Waivers. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4.           FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MISSOURI LOCATED IN ST. LOUIS COUNTY, MISSOURI OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MISSOURI LOCATED IN ST. LOUIS COUNTY, MISSOURI AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MISSOURI. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.5.           WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH PARTY HERETO AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

13.6.           Assignability; Participations. The Bank may at any time with the consent of the Borrower (provided, however, that no such consent shall be required if an Event of Default has occurred and is continuing) assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral.

In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower understands that the Bank may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Loan and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Loan. The Borrower and Bank agrees that with respect to any participation in the Loans (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement, and (iv) any participant or subparticipant may exercise any and all rights of banker’s lien or set off with respect to the Borrower, as fully as if such participant or subparticipant had made a loan directly to the Borrower in the amount of the participation or subparticipation given to such participant or subparticipant in the Loan. For the purposes of this Section only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participation interest in the amount of the principal of, and interest on, the Loan. Nothing contained in this Section shall affect the Bank’s right of set-off (under Section 12.4 or applicable law) with respect to the entire amount of the Obligations, notwithstanding any such participation or subparticipation. The Bank may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by it from the Borrower or any other person under any provision of the Agreement or otherwise.

The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank.

This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors and assigns. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

In addition to the assignments and participations permitted by the Bank under the foregoing provisions of this Section 13.6 and without the consent of the Borrower, the Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the Bank from its obligations hereunder. The Borrower agrees that each participant in the Loans shall be entitled to the benefits of Section 2.5 and Section 2.9 (subject to the requirements and limitations therein), provided that such participant shall not be entitled to receive any greater payment under Section 2.5 and Section 2.9 with respect to any participation, than the Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. The Bank, as agent of the Borrower, shall maintain at its offices a register for the recordation of the names and addresses of each assignee or participant and the amount of the Loans or Note thereby transferred.

13.7.           Confirmations. The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding.

13.8.           Confidentiality. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrower and designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Bank.

13.9.           Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.10.           Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Missouri (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.11.           Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.12.           Survival of Borrower Representations and Covenants. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations, warranties, covenants and agreements until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been Paid in Full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

13.13.           Extensions of Bank’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Bank’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for any Note.

13.14.           Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

13.15.           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall be deemed to be originals thereof.

13.16.           Notices. All notices, requests, demands and other communications required hereunder shall be in writing and addressed as follows:

If to each Borrower:	Synergetics USA, Inc.
3845 Corporate Centre Dr.
O’Fallon, MO 63368
Attention: Pamela Boone, Chief Financial Officer

With a copy to:	Synergetics USA, Inc.
3845 Corporate Centre Dr.
O’Fallon, MO 63368
Attention: Peter Rasche, General Counsel

If to the Bank:	Regions Bank
8182 Maryland Ave., Suite 1100
St. Louis, MO 63105
Attn: Anne Silvestri, Senior Vice President

With a copy to:	Lewis, Rice & Fingersh, L.C.
600 Washington Avenue, Suite 2500
St. Louis, MO 63101
Attention: Steven C. Drapekin

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) Business Day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) Business Day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.17.           Release of Claims Against Bank. In consideration of the Bank making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement, including, but not limited to, any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank, except for any such claims, harm, injury, and damage caused by or resulting from Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Loan Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

13.18.           Costs, Fees and Expenses. The Borrower shall pay or reimburse the Bank for all reasonable actual out-of-pocket costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank; search fees, costs and expense, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and all title, survey, appraisal, and environmental fees, costs and expenses, and other reasonable out-of-pocket fees, costs and expenses incurred by the Bank in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against the Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

13.19.           Indemnification. The Borrower agrees to defend (with counsel reasonably satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.20.           Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.21.           Course of Dealing. Acceptance of or acquiescence in a course of performance or course of dealing rendered or taken under or with respect to this Agreement or the other Loan Documents will not be relevant in any respect to determine the meaning of this Agreement or the other Loan Documents, or the obligations or liabilities of the parties hereto under this Agreement or the other Loan Documents, even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

13.22.           Customer Identification - USA Patriot Act Notice. The Bank hereby notifies Holdings, the Borrower and each of their Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies Holdings, the Borrower and each of their Subsidiaries, which information includes the name and address of Holdings, the Borrower and each of their Subsidiaries and such other information that will allow the Bank to identify Holdings, the Borrower and each of their Subsidiaries in accordance with the Act.

13.23.           Statutory Notice -- Oral Commitments. The following notice is given pursuant to Section 432.045 and Section 432.047 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

The Borrower acknowledges that there are no other agreements between Bank and the Borrower, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

13.24.           Statutory Notice - Insurance. The following notice is given pursuant to Section 427.120 of the Missouri Revised Statutes; nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN YOUR COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE COLLATERAL. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE FOR THE COLLATERAL, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

13.25.           Keepwell. Each Obligor that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to each such Specified Loan Party honoring its Hedging Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Hedging Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 13.25 voidable under any applicable law, rule or regulation relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 13.25 shall remain in full force and effect until the Obligations have been indefeasibly Paid in Full. Each Qualified ECP Guarantor intends this Section 13.25 to constitute, and this Section 13.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

{remainder of page intentionally left blank; signature page follows}

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

Synergetics USA, Inc.,		Synergetics, Inc.,
a Delaware corporation		a Missouri corporation

By:	/s/ Pamela G. Boone	By:	/s/ Pamela G. Boone
Name:	Pamela G. Boone	Name:	Pamela G. Boone
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Synergetics IP, Inc.,		Synergetics Delaware, Inc.,
a Delaware corporation		a Delaware corporation

By:	/s/ Pamela G. Boone	By:	/s/ Pamela G. Boone
Name:	Pamela G. Boone	Name:	Pamela G. Boone
Title:	Chief Financial Officer	Title:	Chief Financial Officer

Synergetics Development Company, L.L.C.,
a Missouri limited liability company

By:	/s/ Pamela G. Boone
Name:	Pamela G. Boone
Title:	President

Regions Bank

By:	/s/ Anne Silvestri
Name:	Anne Silvestri
Title:	Senior Vice President

Schedules Attached

Section 1.1 to the Disclosure Schedule	EBITDA Adjustments
Section 7.1 to the Disclosure Schedule	Obligor Information
Section 7.4 to the Disclosure Schedule	Consents, Notices
Section 7.5 to the Disclosure Schedule	Leases
Section 7.8 of the Disclosure Schedule	Capitalization
Section 7.9 of the Disclosure Schedule	Intellectual Property
Section 7.10 of the Disclosure Schedule	Locations of Collateral
Section 7.20 of the Disclosure Schedule	Prior Names and Prior Transactions
Section 7.28 of the Disclosure Schedule	Real Property
Section 7.32 of the Disclosure Schedule	Export Licenses
Section 9.1 to the Disclosure Schedule	Existing Debt
Section 9.2 of the Disclosure Schedule	Permitted Liens
Section 9.4 of the Disclosure Schedule	Existing Investments
Section 9.7 of the Disclosure Schedule	Certain Affiliate Transactions

Exhibits Attached

Exhibit A	Closing List
Exhibit B	Covenant Compliance Certificate

Signature Page to Loan and Security Agreement for Synergetics USA, Inc., Synergetics, Inc., Synergetics IP, Inc., Synergetics Delaware, Inc. and Synergetics Development Company, L.L.C.

EXHIBIT A

CLOSING LIST

A-1

EXHIBIT B

COVENANT COMPLIANCE CERTIFICATE

TO: REGIONS BANK

This Covenant Compliance Certificate is furnished pursuant to that certain Amended and Restated Loan and Security Agreement dated as of December 16, 2014, (as the same may be amended, modified, restated or replaced from time to time, the “Credit Agreement”), among Synergetics USA, Inc., a Delaware corporation, Synergetics, Inc., a Missouri corporation, Synergetics IP, Inc., a Delaware corporation, Synergetics Delaware, Inc., a Delaware corporation, and Synergetics Development Company, L.L.C., a Missouri limited liability company (individually and collectively, the “Borrower”) and Regions Bank (the “Bank’). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the meanings defined in the Credit Agreement.

The undersigned hereby certifies, solely in his/her capacity as an officer of the Borrowing Agent and not in his/her individual capacity, that:

1.	I am the duly elected Chief Financial Officer of each of the Borrowers.

2.	I have reviewed the terms of the Credit Agreement and the other Loan Documents and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Borrowers during the accounting period covered by the Financial Statements attached hereto as Schedule I.

3.	The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Unmatured Event of Default or an Event of Default as of the date of the Financial Statements and as of the date of this Covenant Compliance Certificate.

4.	Schedule I attached hereto contains the Financial Statements for Holdings and its Subsidiaries for the [fiscal quarter ended ____ (subject to absence of footnotes and normal year-end audit adjustments)] [fiscal year ended ______], present fairly in all material respects the financial condition of Holdings and its Subsidiaries and the results of the operations for Holdings and its Subsidiaries as of such date and for the periods indicated, and have been prepared in accordance with GAAP applied consistently throughout the period and with prior periods (except as disclosed therein, and excluding the absence of footnotes and normal yearend adjustments in the case of non-yearend financial statements).

5.	Borrowers are in compliance with all of the covenants in the Credit Agreement, including the financial covenants in Sections 10.1 and 10.2, and Schedule II attached hereto contains calculations based on Borrowers’ Financial Statements and other financial records that show Borrowers’ compliance with such financial covenants. The calculations and the data upon which they are based are believed by me to be complete and correct.

This Covenant Compliance Certificate, together with the Schedules hereto, is executed and delivered this _____ day of _________________, 20__.

SYNERGETICS USA, INC., a Delaware corporation,
as Borrowing Agent

By:
Print Name:
Title:

Schedules I and II are Attached

B-1

SCHEDULE I TO COVENANT COMPLIANCE CERTIFICATE

See current Financial Statements.

Schedule I - 1

SCHEDULE II TO COVENANT COMPLIANCE CERTIFICATE

All calculations are done in accordance with GAAP on a consolidated basis, in accordance with the provisions of the Loan Agreement and based on the period ended __________________. Any inconsistencies between the descriptions of the items set forth in this Schedule II and the terms of Section 10 and associated definitions shall be resolved in favor of the terms set forth in Section 10 and associated definitions. Reference should be made to Section 10 of the Loan Agreement and all and associated definitions for more specific instructions regarding the calculation periods and how the components of the financial covenants should be calculated.

1)	Total Debt to EBITDA (Section 10.1):

As of the Quarter Ended	Required: No More than 2.25:1.00

All Debt (excluding Trade Payables)	$

EBITDA	$

Leverage Ratio

2)	Fixed Charge Coverage Ratio (Section 10.2): (A) EBITDA minus Capital Expenditures not financed with proceeds of the Term Loan, the CapEx Loan or other long term Debt and minus federal, state, local, foreign and other income taxes paid in cash divided by (B) Current Maturities of Long Term Debt plus Interest Charges plus Distributions:

12 Months Ended	Required: No less than 1.25:1.00

Net Income	$
Plus to the extent deducted in determining Net Income:
Depreciation	$
Interest Charges	$
Income taxes paid in cash	$
Other non-cash non-operating expense items	$
and minus Other non-cash non-operating income items	$

Minus:
Unfinanced Capital Expenditures	$
Income Taxes paid in cash	$

Numerator	$

Current Maturities of Long Term Debt	$
Interest Charges	$
Distributions	$

Denominator	$

Fixed Charge Coverage Ratio

SYNERGETICS USA, INC., a Delaware corporation,
as Borrowing Agent

By:
Print Name:	Date
Title:

Schedule II - 1